   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 1999.

                                                   REGISTRATION NO. 333-________
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                              --------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                              --------------------

                                OHIO LEGACY CORP
        (EXACT NAME OF SMALL BUSINESS ISSUER AS SPECIFIED IN ITS CHARTER)

                    Ohio                                   6021                                 34-1903890
-----------------------------------------   -------------------------------------     ------------------------------
        (State or other Jurisdiction            (Primary Standard Industrial                 (I.R.S. Employer
      of Incorporation or Organization)          Classification Code Number)                Identification No.)

                                OHIO LEGACY CORP
                             305 WEST LIBERTY STREET
                               WOOSTER, OHIO 44691
                                 (330) 262-0437

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                              --------------------

                                 L. DWIGHT DOUCE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                OHIO LEGACY CORP
                             305 WEST LIBERTY STREET
                               WOOSTER, OHIO 44691
                                 (330) 262-0437

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                              --------------------

                                   Copies to:
        M. PATRICIA OLIVER, ESQ.                   JEFFREY M. WERTHAN, P.C.
    SQUIRE, SANDERS & DEMPSEY L.L.P.            SILVER, FREEDMAN & TAFF L.L.P.
   4900 KEY TOWER, 127 PUBLIC SQUARE         1100 NEW YORK AVE., N.W., SUITE 700
       CLEVELAND, OHIO 44114-1304                 WASHINGTON, DC 20005-3934
             (216) 479-8500                             (202) 414-6100
                             -----------------------

                  Approximate date of proposed sale to public:
 As soon as practicable after the effective date of this Registration Statement.
                             -----------------------

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If the delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

============================================= ================= ==================== ======================= ==================
                                                                 PROPOSED MAXIMUM       PROPOSED MAXIMUM
               TITLE OF EACH                    AMOUNT TO BE    OFFERING PRICE PER     AGGREGATE OFFERING        AMOUNT OF
    CLASS OF SECURITIES TO BE REGISTERED         REGISTERED          SECURITY                PRICE           REGISTRATION FEE
--------------------------------------------- ----------------- -------------------- ----------------------- ------------------

Common Shares, without par value............     1,200,000       $10                      $12,000,000            $3,336.00
--------------------------------------------- ----------------- -------------------- ----------------------- ------------------

Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                     [LOGO]

                                OHIO LEGACY CORP

                       900,000 TO 1,200,000 COMMON SHARES

                                  $10 PER SHARE

         We are offering for sale a minimum of 900,000 common shares and a maximum of 1,200,000 shares at a price of $10 per share with this prospectus to fund the start-up of a new community bank, Ohio Legacy Bank. Ohio Legacy Corp will be the holding company and sole shareholder of the Bank. The Bank will initially have banking centers located in Wayne and Stark County, Ohio and we expect to open for business in the first quarter of 2000. The minimum subscription is 500 shares or $5,000. This is our initial public offering and no market currently exists in our shares. We have applied to have our common shares listed on the OTC bulletin board under the symbol "OLCB".

         Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc., has agreed to serve as our sales agent and use its best efforts to solicit subscriptions for our shares. The offering is scheduled to end on ______________, 1999, but we may extend the offering to ___________, 2000, at the latest. All of the money which we receive will be placed with our escrow agent, Champaign National Bank & Trust, who will hold the money until we sell at least 900,000 shares. If we do not succeed in selling at least 900,000 shares before the end of the offering period, we will promptly return all funds received to the subscribers with interest.


                                               TERMS OF THE OFFERING

                                                          Minimum Offering                   Maximum Offering
                                                          ----------------                   ----------------
                                                    Per Share            Total             Per Share        Total
                                                    ---------            -----             ---------        -----

Public offering price.......................           $10.00         $9,000,000          $10.00       $12,000,000
Sales agent commissions.....................              .58            525,000             .61           735,000
Offering expenses...........................              .14            125,000             .10           125,000
                                                    ---------         ----------          ------       -----------
Net proceeds................................             9.28          8,350,000            9.29        11,140,000

         THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 7.

         These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

         This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  This prospectus is dated __________ __, 1999.

                             CHARLES WEBB & COMPANY,
                                  A DIVISION OF
                          KEEFE, BRUYETTE & WOODS, INC.

                                TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----

QUESTIONS AND ANSWERS.............................................................................................1
SUMMARY...........................................................................................................3
RISK FACTORS......................................................................................................7
FORWARD-LOOKING STATEMENTS.......................................................................................14
USE OF PROCEEDS..................................................................................................15
DETERMINATION OF OFFERING PRICE..................................................................................15
PLAN OF DISTRIBUTION.............................................................................................16
DIVIDEND POLICY..................................................................................................18
CAPITALIZATION...................................................................................................19
BUSINESS.........................................................................................................20
DESCRIPTION OF PROPERTY..........................................................................................25
PLAN OF OPERATION................................................................................................25
SUPERVISION AND REGULATION.......................................................................................27
MANAGEMENT.......................................................................................................37
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS.............................................................43
PRINCIPAL SHAREHOLDERS...........................................................................................44
DESCRIPTION OF SECURITIES........................................................................................45
SALES AGENT......................................................................................................48
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES...................................................................................49
SHARES ELIGIBLE FOR FUTURE SALE..................................................................................49
LEGAL MATTERS....................................................................................................50
EXPERTS..........................................................................................................50
WHERE YOU CAN FIND MORE INFORMATION..............................................................................50
FINANCIAL STATEMENTS............................................................................................F-1
APPENDIX A - STOCK ORDER FORM...................................................................................A-1
APPENDIX B - ESCROW AGREEMENT...................................................................................B-1


              Until _____________, 1999, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                              QUESTIONS AND ANSWERS

Q. WHY IS OHIO LEGACY OFFERING THESE SECURITIES AND WHY HAS IT CHOSEN THIS TIME FOR THE OFFERING?

A. We are offering these shares to fund the start-up of a community bank with banking operations initially located in Wayne and Stark County, Ohio. We believe that an opportunity exists in these markets because of recent consolidation in the banking industry.

Q. ONCE I HAVE READ THIS PROSPECTUS AND DETERMINED THAT I WOULD LIKE TO BUY SOME SHARES, HOW DO I SUBSCRIBE?

A. You must complete and return the Stock Order Form attached as Appendix A to this prospectus and enclose a check or money order payable to "Champaign National Bank & Trust, Trust No. OLCB80N01" for your entire subscription in the enclosed reply envelope.

Q.       WHEN WILL THE OFFERING EXPIRE AND HOW SOON SHOULD I SEND IN MY
         SUBSCRIPTION?

A. Send in your subscription as soon as possible. This offering expires at 5:00 p.m. Eastern Time on _____________, 1999, unless we decide to extend it to ___________, 2000. All subscriptions with payments must be received by the expiration date of the offering.

Q.       HOW MANY SHARES MAY I PURCHASE?

A. The minimum purchase is 500 shares and the maximum purchase is 50,000 shares. However, we reserve the right to reject all or any part of any subscription.

Q.       CAN I PURCHASE THROUGH AN IRA OR OTHER QUALIFIED RETIREMENT PLAN?

A. Yes. The administrator or trustee will need to fill out the appropriate forms and return them on a timely basis.

Q.       IS THIS OFFERING REGISTERED IN ALL 50 STATES?

A. No. At this time we plan to register in Ohio, Florida, Texas, New York, Indiana, Pennsylvania, and Michigan. We may register in additional states depending on interest in the offering. If you are not a resident of any of these states, please call the sales agent's Stock Information Center at (877) 298-6520 before subscribing.

Q.       IF MY SUBSCRIPTION IS ACCEPTED, WHEN WILL I RECEIVE MY SHARES?

A. We will mail you stock certificates promptly after the closing of the offering.

Q.       CAN I GET MY MONEY BACK AFTER I HAVE MAILED MY SUBSCRIPTION?

A. No, unless we do not close the offering, in which case we will refund your full subscription.

Q.       WHEN WILL I RECEIVE DIVIDENDS?

A. You will not receive any dividends in the foreseeable future. We plan to reinvest our earnings in our business.

Q.       WHO CAN I CALL IF I HAVE QUESTIONS?

A. For answers to any other questions, we encourage you to read this prospectus. If you still have questions, please call Charles Webb & Company's Stock Information Center at (877) 298-6520 between 8:30 a.m. and 5:30 p.m., Monday through Friday.

                                     SUMMARY

         This summary highlights information contained in other parts of this prospectus. This summary is not complete and does not contain all of the information you should consider before investing in our common shares. You should carefully read this entire prospectus.

OHIO LEGACY CORP AND OHIO LEGACY BANK

         We incorporated Ohio Legacy Corp in July of 1999 to serve as the holding company for Ohio Legacy Bank, a new national bank. The Bank will focus on the local community, emphasizing personal service to individuals and businesses in the Wayne and Stark County, Ohio markets. We have filed for regulatory approval to open the new Bank with the Office of the Comptroller of the Currency and for deposit insurance for the Bank with the FDIC. We have also filed for approval of the Federal Reserve Board to become a bank holding company and acquire all of the stock of the new bank. We expect to receive all final regulatory approvals, and to open for business in the first quarter of 2000.

OUR MARKET OPPORTUNITIES

         We believe an opportunity exists as a result of the consolidation in the banking industry. We believe this consolidation has created an attractive market segment between the national and super-regional banks, on the one hand, and community banks on the other hand. Larger financial institutions do not generally provide the personalized service expected or demanded by many small to medium-sized businesses and their principals. Members of our executive management team have had established careers in the financial services industry and recognize this market opportunity. We have selected Wayne and Stark County, Ohio for our initial activities because of our management team's extensive experience in these markets, local customer relationships, and each area's favorable economic and demographic environment. In 1994 there were 50 de novo community banks chartered in the United States. By 1998 this figure rose to 190 de novos. There were 289 insured commercial banks in the State of Ohio at the end of 1990. As of December 31, 1998 there were only 220 insured commercial banks in Ohio, which represents a decline of approximately 24%.

OUR ORGANIZERS AND MANAGEMENT TEAM

         Our organizers consist of nine businessmen who reside and work in Wayne and Stark County, Ohio. As a group, they have significant banking and business experience and many close personal ties to our planned market area. The organizers have already invested a total of $135,000 in Ohio Legacy. If we do not successfully complete this offering, our organizers will lose some, if not all of their investment.

         Our executive management team includes two individuals who have significant experience serving our target markets. L. Dwight Douce, the President and Chief Executive Officer of Ohio Legacy has over 26 years of banking experience, including 16 years in the Wooster market. Prior to founding Ohio Legacy, Mr. Douce served as President-Chief Operating Officer of Signal Bank, a

$1.8 billion commercial bank headquartered in Wooster, which operated more than 25 branches. Steven G. Pettit, the Senior Vice President of Lending and President of the Stark County Division, has over ten years experience with several large regional banks and has established a positive reputation with numerous customers in both Stark and Wayne counties. Our management team is committed to the highest level of customer service and responsiveness and has substantial experience in serving small and medium-sized businesses in Ohio.

OUR BANKING PHILOSOPHY

         Our banking philosophy provides for two separate banking centers in order to ensure a high degree of local autonomy in decision-making and lending authority. We will maintain strict credit policies and procedures and will consolidate administrative functions for our two banking centers. Our business strategy envisions that each banking center will operate as if it were an independent community bank providing responsive, personalized service. We will compensate management based on the performance of their banking center as well as our overall financial, operating and market performance. Each market area will be represented by members of our board of directors who have demonstrated a commitment to their local communities.

OUR ADVANTAGES

         We believe that we are well positioned to capitalize on the market opportunity created by the consolidation in the banking industry because of the following:

         - Experienced Management Team. Our executive management team has significant banking experience which has allowed them to develop valuable customer relationships within our target markets.

         - Local Decision Making. Our management structure is organized to retain local decision-making authority so that our officers will be able to provide our customers with expedited loan decisions.

         - Personalized Service. Our staff is committed to providing the type of personalized service not generally available at larger financial institutions.

         - Competitive Technology. Our decision to have third parties provide us with competitive technology and ongoing upgrades will provide us with cost efficiencies. In addition, our ability to invest in the latest technologies without having to incur the additional financial and operational costs associated with converting and upgrading existing systems may provide us a technological advantage over our established competitors.

         - Customized Products and Services. Our close, personalized service will afford us the opportunity and flexibility to provide customized and individualized products and services to our customers.

OUR BUSINESS STRATEGY

         We will implement our strategy by:

         - targeting small and medium-sized business customers who demand high levels of personalized attention and customer service;

         - staffing banking centers with community-minded and responsive management teams that will have significant local decision-making authority;

         - operating with two strategically located offices supported by outsourced core processing and back room operations to increase efficiencies;

         - enhancing private banking relationships by offering a broad spectrum of products and services; and

         - providing access to our products and services via the internet, including cash management services for our retail and commercial customers.


TERMS OF THE OFFERING

Common shares offered..................................................         900,000 to 1,200,000
Warrants to organizers.................................................         155,000
Common shares outstanding after the offering...........................         900,000 to 1,200,000
Common shares outstanding after the offering if all
of the warrants are exercised..........................................         1,055,000 to 1,355,000

Price per share........................................................         $10
Use of net proceeds after the payment of sales
commissions and offering expenses......................................         $300,000 to cover start-up
                                                                                expenses.


                                                                                $7.05 million to $9.84 million,
                                                                                depending on the size of the
                                                                                offering, to provide initial
                                                                                working capital for the Bank,
                                                                                which will be placed in short-term
                                                                                investments and available for
                                                                                loans to Bank customers.

                                                                                $1.0 million retained as working
                                                                                capital for Ohio Legacy.

Expiration date........................................................         ________, 1999, but may be extended an
                                                                                additional 60 days to _________, 2000
                                                                                at Ohio Legacy's discretion.

Purchase limitations...................................................         The minimum purchase is 500 shares and
                                                                                the maximum purchase is 50,000 shares.
                                                                                However, we reserve the right to reject
                                                                                all or any part of any subscription.
                                                                                In determining which subscriptions to
                                                                                accept, we may take into account any
                                                                                factors we believe may be relevant,
                                                                                including the order in which
                                                                                subscriptions are received, a
                                                                                subscriber's potential to do business
                                                                                with the Bank and factors that may
                                                                                cause an aggregation of ownership under
                                                                                federal banking regulations.

Further information....................................................         Please call the Charles Webb & Company
                                                                                Stock Information Center at (877)
                                                                                298-6520.

                                  RISK FACTORS

         Before you invest in our common shares, you should be aware that there are various risks which we will encounter in starting and operating the new bank, including those described below. We may face other risks as well, which we have not anticipated. An investment in our common shares involves a significant degree of risk and you should not invest in the offering unless you can afford to lose some or even all of your investment. You should consider these risk factors together with all the other information included in this prospectus before you decide to purchase our common shares.

WE HAVE NO OPERATING HISTORY UPON WHICH TO BASE AN ESTIMATE OF OUR FUTURE PERFORMANCE.

         We have no operating history upon which to base any estimate of our future performance. We incorporated Ohio Legacy in July, 1999 and have not yet engaged in any banking operations. Our prospects must be evaluated in light of the risks, expenses and difficulties frequently encountered by companies in their early stages of development. We may not successfully address the following:

           -   building our customer base;

           -   developing and retaining customer loyalty;

           -   responding to competitive developments;

           - attracting, retaining and motivating qualified management and employees;

           -   upgrading our technologies, products and services;

           -   penetrating our identified markets; and

           -   providing quality and personal service.

WE EXPECT LOSSES IN OUR FIRST 18 TO 24 MONTHS OF OPERATIONS.

         As a result of start-up expenditures and the time it will take to develop a deposit base and loan portfolio, we expect to operate at a loss during our start-up period. We do not expect to be profitable for at least the first 18 to 24 months of operations. We anticipate cumulative losses during the first two years of operations to exceed $1.2 million and could be higher. We cannot guarantee that we will ever operate profitability. If we do not reach profitability and recover our accumulated operating losses, you will likely suffer a significant decline in, or total loss of, the value of your common shares. Shareholders will not be liable for any losses, however, beyond their investment.

WE WILL BE COMPETING WITH MANY LARGER FINANCIAL INSTITUTIONS THAT HAVE FAR GREATER FINANCIAL RESOURCES THAN WE HAVE, WHICH COULD PREVENT US FROM ATTRACTING CUSTOMERS AND MAY CAUSE US TO HAVE TO PAY HIGHER INTEREST RATES TO ATTRACT AND MAINTAIN CUSTOMERS.

         We will encounter strong competition from existing banks and other types of financial institutions operating in the Wayne and Stark County areas and elsewhere. We will compete with other bank holding companies, state and national commercial banks, savings and loan associations, consumer finance companies, credit unions, securities brokerages, insurance companies, mortgage banking companies, money market mutual funds, asset-based non-bank lenders and other financial institutions. Some of these competitors have been in business for a long time and have already established their customer base and name recognition. Most are larger than we will be and have greater financial and personnel resources than we will have. Some are large super-regional and regional banks, like KeyBank, National City Bank and First Merit Bank. These institutions offer services, such as extensive and established branch networks and trust services, that we either do not expect to provide or will not provide for some time. Due to this competition, we may have to pay higher rates of interest to attract deposits. In addition, competitors that are not depository institutions are generally not subject to the extensive regulations that will apply to our bank.

OUR SUCCESS LARGELY DEPENDS UPON THE SKILL AND EXPERIENCE OF OUR SENIOR MANAGEMENT TEAM.

         The success of our business will depend upon the services of L. Dwight Douce, our President and Chief Executive Officer, and Steven G. Pettit, Senior Vice President of Lending and President of the Stark County Division. The loss of either of these individuals could adversely affect our profitability, service quality and growth. We expect to enter into one year employment agreements with automatic one year renewals, with both of these individuals but cannot assure their continued service. We do not have key man life insurance with respect to any of our officers. Our future success also depends on our ability to identify, attract and retain qualified senior officers and other employees in our identified markets.

WE MAY NOT BE ABLE TO COMPETE WITH OUR LARGER COMPETITORS FOR LARGER CUSTOMERS BECAUSE OUR LENDING LIMITS WILL BE LOWER THAN THEIRS.

         We will be limited in the amount we can loan a single borrower by the amount of the Bank's capital. The legal lending limit is 15% of the Bank's capital and surplus. At a minimum, we expect that our initial lending limit will be approximately $1.05 million immediately following the offering, but we intend to impose an internal limit on the Bank of 50% of this amount, or approximately $525,000. Until the Bank is profitable, our capital level will decline and therefore so will our lending limit. Our lending limit will be significantly less than the limit for most of our competitors and may affect our ability to seek relationships with larger businesses in our market area. We intend to accommodate larger loans by selling participations in those loans to other financial institutions. We cannot guarantee, however, that we will succeed in attracting or maintaining customers seeking larger loans or that we will be able to engage in participation of these loans on favorable terms.

WE WILL HAVE BROAD DISCRETION IN USING THE PROCEEDS OF THE OFFERING.

         We will have broad discretion in using the net proceeds of this offering. The timing and specific application of the net proceeds will remain in the sole discretion of our board and management. Upon completion of the offering and after payment of the sales agent's commissions, we intend to pay the estimated offering expenses of $125,000 and start-up expenses of $300,000. We expect to contribute between $7.05 million and $9.84 million of the net proceeds, depending on the size of the offering, to the capital of Ohio Legacy Bank to support the growth of its loan portfolio by increasing its legal lending limit. We will retain $1 million of the net proceeds as working capital, which will be applied in the future as needed to implement our business plan.

A DELAY IN OBTAINING REGULATORY APPROVALS WILL HAVE AN ADVERSE AFFECT ON OUR BUSINESS.

         Before we can open for business, we must obtain final approval from the Federal Reserve Board, FDIC and OCC. We expect to obtain all regulatory approvals by, and open for business in, the first quarter of 2000. Any delay in commencing operations will increase pre-opening expenses and postpone realization of potential revenue. We expect to incur approximately $125,000 in offering expenses, and estimate that we will spend a total of $300,000 on start-up expenses. See "Plan of Operation" beginning on page 25.

WE COULD BE ADVERSELY AFFECTED BY CHANGES IN THE LAW, ESPECIALLY CHANGES DEREGULATING THE BANKING INDUSTRY.

         We will operate in a highly regulated environment and will be subject to supervision and regulation by several governmental regulatory agencies, including the Federal Reserve Board, the FDIC, and the OCC. These regulations are generally intended to provide protection for depositors and customers rather than for the benefit of investors. We will also be subject to changes in federal and state law, regulations, governmental policies, income tax laws and accounting principles. Deregulation could adversely affect the banking industry as a whole, including our operations. The effects of these changes could adversely affect our future operations. See "Supervision and Regulation" beginning on page 27.

INTEREST RATE VOLATILITY COULD SIGNIFICANTLY HARM OUR BUSINESS.

         Our results of operations will be materially affected by the monetary and fiscal policies of the federal government and the regulatory policies of governmental authorities. Our profitability will be dependent to a large extent on our net interest income, which is the difference between our income on interest-earning assets, such as loans, and our expense on interest-bearing liabilities, such as deposits. A change in market interest rates could adversely affect our earnings. Consequently, we will be particularly sensitive to interest rate fluctuations. As we plan to hold most of our commercial and consumer loans we originate internally, we will face a greater risk of rapid changes in interest rates than banks which sell their loans in secondary markets.

FUTURE SALES OF OUR COMMON SHARES COULD DEPRESS THE PRICE OF OUR COMMON SHARES.

         Sales of a substantial number of common shares in the public market following this offering, or the perception that such sales could occur, could adversely affect the market price for our common shares. After the offering, we will have at least 900,000 common shares outstanding. In addition, we have a stock option plan under which we have reserved options to purchase 100,000 common shares. We will also have outstanding warrants to purchase 155,000 common shares. The shares being sold in this offering will be eligible for sale in the open market without restriction, except for shares purchased by "affiliates" as that term is defined in Rule 144 of the Securities Act. Our officers, directors and some of our existing shareholders, who are expected to hold an aggregate of 156,000 common shares, have agreed not to sell any of their shares for 180 days following the closing of the offering without the prior written consent of the sales agent. Following the expiration of this 180 day lock-up period, these shares will be eligible for sale in the public market subject to compliance with volume limitations and other conditions of Rule 144. The market price of the common shares could be materially adversely affected by the sale or availability for sale of shares now held by our existing shareholders or of shares which may be issued under our stock option plan or warrants.

OUR RESULTS OF OPERATIONS WILL BE SIGNIFICANTLY AFFECTED BY THE ABILITY OF OUR BORROWERS TO REPAY THEIR LOANS.

         Lending money is an essential part of the banking business. However, borrowers do not always repay their loans. The risk of non-payment is affected by:

         -     credit risks of a particular borrower;

         -     changes in economic and industry conditions;

         -     the duration of the loan; and

         - in the case of a collateralized loan, uncertainties as to the future value of the collateral.

         Generally, commercial/industrial, construction and commercial real estate loans present a greater risk of non-payment by a borrower than other types of loans. While we do not intend to have a greater percentage of these types of loans in our portfolio than our competitors, the youth of our portfolio may increase our risk of non-payment. This is because most defaults occur early in the term of a loan.

OUR FINANCIAL CONDITION WILL BE ADVERSELY AFFECTED IF OUR ALLOWANCE FOR LOAN LOSSES IS NOT SUFFICIENT TO ABSORB ACTUAL LOSSES.

         There is no precise method of predicting loan losses. We can not assure you that our allowance for loan losses will be sufficient to absorb actual loan losses. Excess loan losses could have a material adverse effect on our financial condition and results of operations. We will attempt to maintain an appropriate allowance for loan losses to provide for probable losses in our loan portfolio.

We will periodically determine the amount of the allowance for loan losses based upon consideration of several factors, including:

         - an ongoing review of the quality, mix and size of the overall loan portfolio;

         -        historical loan loss experience;

         -        evaluation of non-performing loans;

         - assessment of economic conditions and their effects on the existing portfolio; and

         - the amount and quality of collateral, including guarantees, securing loans.

         The following factors, however, make our evaluation of our allowance for loan losses more subjective than other banks' with an established history:

         - our lack of an operating history may prevent management from accurately predicting loan losses based on historical experience;

         - the local economy has not experienced any significant recessionary periods over the past five (5) years; and

         - because of our small business focus, the principals of the small businesses may have many different types of loans with the Bank and a default on one of these loans may have an adverse effect on the other loans.

         Because of these factors, we may have a higher risk that our loan allowance will not be adequate to absorb future loan losses.

WE MAY NOT BE ABLE TO ATTRACT SUFFICIENT DEPOSITS TO FUND OUR ANTICIPATED LOAN GROWTH.

         We anticipate that we will need to attract significant levels of deposits to fund our anticipated loan growth. Our ability to attract and maintain such deposit levels will depend on our ability to attract new deposit customers. To the extent that funds generated by our deposit customers are insufficient to fund our loan growth, we may need to raise additional funds through public or private financings. We cannot assure you that we would be able to obtain these funds on terms that are favorable to us.

WE WILL NOT HAVE A LARGE NUMBER OF SHAREHOLDERS OR A LARGE NUMBER OF SHARES OUTSTANDING AFTER THE OFFERING, WHICH MAY LIMIT YOUR ABILITY TO SELL OR TRADE THE SHARES AFTER THE OFFERING.

         Initially, there will be no established market for our common shares. After the offering, we will encourage broker-dealers to buy and sell orders for our common shares on the Over-the-Counter Bulletin Board. However, the trading markets on the OTC Bulletin Board lack the depth, liquidity, and orderliness necessary to maintain a liquid market. We do not expect a liquid market for our common shares to develop for several years, if at all. A public market having depth and liquidity depends on having enough buyers and sellers at any given time. Because this is a relatively small offering, we do not expect to have enough shareholders or outstanding shares to support an active trading market. Accordingly, investors should consider the potential illiquid and long-term nature of an investment in our common shares.

IF A MARKET FOR OUR COMMON SHARES DOES NOT DEVELOP, YOU MAY NOT BE ABLE TO SELL YOUR SHARES AS QUICKLY AS YOU MAY LIKE.

         There is no established public market for our common shares. We cannot guarantee:

         -        that any market for our common shares will develop;

         - that any market for our common shares that develops will be liquid;

         - that you will be able to sell the common shares you buy in this offering; or

         - that you will be able to sell the common shares you buy in this offering at any particular price.

         Although we expect to have our common shares approved for quotation on the OTC Bulletin Board, an active trade market may not develop or continue after this offering.

THE OFFERING PRICE WAS DETERMINED ARBITRARILY AND MAY NOT REFLECT THE MARKET PRICE OF OUR SHARES.

         The offering price of $10 per share was arbitrarily determined by Ohio Legacy in consultation with the sales agent. The price is not based upon earnings or any history of operations and does not necessarily indicate the present or anticipated value of our shares. The market price of our shares after the offering could be lower than the offering price.

UPON EXERCISE OF THEIR WARRANTS, OUR ORGANIZERS AND DIRECTORS WILL OWN A SIGNIFICANT NUMBER OF COMMON SHARES, WHICH WILL ALLOW THEM TO CONTROL THE MANAGEMENT OF THE COMPANY.

         Our organizers and directors have indicated that they intend to purchase approximately 156,000 common shares, which will equal approximately 13.0% of the total number of shares, assuming the offering is fully subscribed. If our organizers and directors exercise all of their warrants, they will, as a group, own approximately 23% of the outstanding common shares. The ownership of approximately 23% of our shares will likely assure control of the election of our directors in future years. To the extent that organizers and directors vote together, they will have the ability to exert significant influence over the election of our board of directors, as well as our policies and business affairs, and their interests may not be the same as yours.

THE EXERCISE OF WARRANTS AND STOCK OPTIONS WILL CAUSE DILUTION AND MAY ADVERSELY AFFECT THE VALUE OF OUR COMMON SHARES.

         Our organizers may exercise warrants to purchase common shares, which will result in the dilution of your proportionate interest in Ohio Legacy. Upon completion of this offering, we will issue to the organizers warrants to purchase one common share at $10 per share for every share they purchase in this offering. We expect that after this offering the organizers will own 155,000 warrants. If all of these warrants were exercised, your proportionate interest in Ohio Legacy would decrease by 11.4% per share, assuming that we sell the maximum number of shares in this offering. See "Captialization-Impact of Warrants and Dilution" beginning on page 19.

         In addition, we have reserved 100,000 common shares for issuance under our stock option plan. The exercise of these options at an assumed exercise price of $10 per share will reduce your proportionate interest in Ohio Legacy by 7.7% per share. See "Capitalization-Impact of Stock Options and Dilution" beginning on page 20.

YOU WILL NOT RECEIVE DIVIDENDS IN THE FORESEEABLE FUTURE.

         We do not intend to pay dividends on our common shares for the foreseeable future. Instead, we intend to reinvest our earnings in our business.

WE WILL BE DEPENDENT ON THE OPERATIONS OF THE BANK.

         We are organized as a bank holding company and will own all of the capital stock of the Bank. We will be substantially dependent upon dividends from the Bank to pay our expenses, including debt repayment, and to pay cash dividends to shareholders. The Bank is subject to regulatory limits on the payment of dividends, which may limit our ability to receive these dividends. Moreover, we do not anticipate receiving any cash dividends from the Bank during our initial years of operations.

WE MAY NOT BE ABLE TO EFFECTIVELY PROVIDE, IMPLEMENT AND MARKET
TECHNOLOGY-DRIVEN PRODUCTS AND SERVICES.

         The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer service, technology can increase efficiency and reduce costs. Our success will depend in part on our ability to use technology to provide products and services that will satisfy customer demands for convenience, as well as to create operating efficiencies within the Bank. Many of our competitors have substantially greater resources to invest in technology, which may permit them to operate at a lower cost than us. We believe that we may have an advantage over our competitors by being able to invest in the latest technologies without having to incur the additional operational and financial costs associated with converting and upgrading existing systems. We, however, cannot assure you that we will be able to effectively implement new technology-driven products and services or that we will be able to effectively market these products and services to our customers.

WE WILL BE DEPENDENT ON THIRD-PARTY PROVIDERS.

         We will be dependent on third-parties to provide a number of our core processing functions. If these third-parties that we depend on for outsourcing our back office operations, data processing and other products and services either increase the cost of their services or fail to maintain the operational integrity of their networks, our business may be adversely affected.

OUR ARTICLES AND REGULATIONS CONTAIN PROVISIONS THAT COULD DETER TAKEOVER ATTEMPTS, EVEN AT A PRICE ATTRACTIVE TO SHAREHOLDERS.

              Our articles of incorporation and code of regulations, along with Ohio and federal law may make it difficult to change or gain control of Ohio Legacy, even at an attractive price to shareholders. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. These provisions may reduce the market price of our shares. Some of these provisions may also make the removal of the current board of directors or management more difficult. These provisions include:

         - restrictions on the acquisition of Ohio Legacy's equity securities;

         - the classification of the terms of the members of the board of directors;

         -       shareholders meeting restrictions;

         - the issuance of serial preferred shares and additional common shares without shareholder approval; and

         - supermajority provisions for the approval of specified business combinations.

See "Description of Securities" beginning on page 45.

THE SALES AGENT MAY NOT BE ABLE TO SELL THE MINIMUM OR MAXIMUM NUMBER OF SHARES OFFERED IN THIS OFFERING.

              Charles Webb & Company has agreed to sell our shares on a best efforts basis. We cannot assure you that Charles Webb will sell the minimum of 900,000 shares or the maximum of 1,200,000 shares. If we do not sell at least 900,000 shares before ___________, 1999 we will not close the offering. In this case, we will return all subscription funds, with interest. See "Plan of Distribution" beginning on page 16.


                           FORWARD-LOOKING STATEMENTS

         Some of the information in this prospectus, including the summary, contains "forward-looking statements" concerning Ohio Legacy Corp and Ohio Legacy Bank and their operations, performance, financial condition and likelihood of success.

         You can identify these statements by use of terms such as "expect," "believe," "goal," "plan," "intend," "estimate," "may," and "will" or similar words. These forward-looking statements involve known and unknown risks, uncertainties and other factors, including those described in the "Risk Factors" section and other parts of this prospectus, that could cause our actual results to differ materially from those anticipated in these forward-looking statements.


                                 USE OF PROCEEDS

         The following table shows our anticipated use of the proceeds of this offering based on the sale of the minimum number and maximum number of shares. After we pay sales commissions, the first $125,000 of the proceeds will be used to pay offering expenses and $300,000 will be used to pay start-up expenses. We will also contribute between $7.05 million and $9.84 million to the capital of the Bank, depending on the size of the offering, which will be placed in short-term investments and available for loans to Bank customers. We plan to retain the remaining $1.0 million to use as working capital.


                                                        Minimum Offering                   Maximum Offering
                                                        ----------------                   ----------------
                                                 900,000 Shares         Percent      1,200,000 Shares      Percent
                                                 --------------         -------      ----------------      -------

Sales agent commissions.....................          $  525,000          5.8%          $   735,000          6.1%
Offering expenses...........................             125,000          1.4               125,000          1.0
Start-up expenses...........................             300,000          3.3               300,000          2.5
Investment in capital stock
  of Bank...................................           7,050,000         78.4             9,840,000         82.0
Working capital of Ohio Legacy..............           1,000,000         11.1             1,000,000          8.4
                                                     -----------        -----           -----------         ----

Total.......................................          $9,000,000         100%           $12,000,000         100%


                         DETERMINATION OF OFFERING PRICE

         The offering price was arbitrarily determined by Ohio Legacy in consultation with the sales agent. This price is not based upon earnings or any history of operations. In determining the offering amount, we took into account the following factors:

         -        capital requirements of the OCC for the Bank;

         - expenses related to the simultaneous opening of two separate banking centers; and

         -        general market conditions for the sale of securities.

                              PLAN OF DISTRIBUTION

GENERAL

         We will offer the shares to the public for a period of sixty days ending on _____________, 1999. We may, however, in our discretion, extend the offering period by sixty days to _____________, 2000. We have engaged Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. to consult with and advise us with respect to the offering. Webb has agreed to use its best efforts to solicit subscriptions and purchase orders for our shares. Webb will have no obligation to take or purchase any of our shares in the offering.

         Shares will be offered primarily to persons who reside in the State of Ohio. We also plan to register this offering in Florida, Texas, New York, Indiana, Pennsylvania and Michigan. If you are not a resident of one of these states, please call Webb's Stock Information Center at (877) 298-6520 before subscribing. We will provide persons indicating an interest in acquiring our shares with a copy of this prospectus prior to our acceptance of any subscription funds. We will conduct our first closing only if the conditions required to close the minimum offering have been met.

CONDITIONS OF THE OFFERING

         The offering will expire at 5:00 p.m. Eastern Time on ________________, 1999 unless extended by Ohio Legacy to _______________, 2000. The offering is expressly conditioned upon fulfillment of the following conditions within the offering period. The offering conditions, which may not be waived, are as follows:

         - subscriptions for not less than $9,000,000 shall have been deposited with the escrow agent; and

         - Ohio Legacy shall not have canceled this offering prior to the time funds are withdrawn from the escrow account.

ESCROW OF SUBSCRIPTION FUNDS

         All accepted subscription funds and documents tendered by investors will be placed in an escrow account with Champaign National Bank & Trust, pursuant to the terms of the Escrow Agreement, the form of which is attached to this prospectus as Appendix B. Upon receipt of a certification from Ohio Legacy during the offering period that subscriptions totaling not less than $9,000,000 have been received and fully collected, the escrow agent will release to Ohio Legacy all subscription funds, and any income received thereon.

         Prior to the disposing of the escrow account, the escrow agent may invest subscription funds in direct obligations of the United States Government, in short-term insured certificates of deposit and/or money market management trusts for short-term obligations of the United States Government, with maturities not to exceed sixty days. Ohio Legacy will invest the subscription funds in a similar manner after breaking escrow and prior to the time that it infuses capital into the Bank. The escrow agent, by accepting appointment, in no way endorses the purchase of our shares by any person.

         In the event the offering conditions are not met within the offering period or if we terminate the offering prior to withdrawing the subscription funds, the escrow agent will promptly return to the subscribers their subscription funds, together with their allocated share of income, if any, earned on the investment of the escrow account. The latest date to which the subscription funds might be held in escrow prior to their return in the event the minimum offering is not reached or final regulatory approval to commence operations is not granted, is _______________, 2000.

METHOD OF SUBSCRIPTION

         We may cancel this offering for any reason at any time prior to the release of subscription funds from the escrow account and we may cancel all accepted subscriptions in the event that we elect to cancel the offering in its entirety.

         The minimum subscription is 500 shares and the maximum subscription is 50,000 shares, but we reserve the right to accept subscriptions for less or more than these amounts.

         In order to purchase shares you must:

         - complete and sign the Stock Order From which is attached as Appendix A to this prospectus;

         - make full payment for your subscription in United States currency by check or money order payable to "Champaign National Bank & Trust, Trust No. OLCB80N01"; and

         - return your Stock Order Form and full payment to Champaign National Bank & Trust in the enclosed reply envelope before the expiration date of the offering.

         Failure to pay the full subscription price shall entitle Ohio Legacy to disregard the subscription. No subscription agreement is binding until accepted by Ohio Legacy, which may, in its sole discretion, refuse to accept any subscription for shares, in whole or in part, for any reason whatsoever. In determining which subscriptions to accept, we may take into account any factors we believe may be relevant, including:

         -        the order in which subscriptions are received;

         -        a subscriber's potential to do business with the Bank; and

         - factors that may cause an aggregation of ownership under federal banking regulations.

         No subscription will be deemed accepted until we deliver written notification of acceptance to the subscriber. After a subscription is accepted and proper payment received, we will not cancel such subscription, unless all accepted subscriptions are canceled.

         Once we accept a subscription, it cannot be withdrawn. Payment from any subscriber for shares in excess of the number of shares allocated to such subscriber, if any, will be refunded by mail, without interest, within ten days of the date of rejection.

         Certificates representing common shares of Ohio Legacy, duly authorized and fully paid, will be issued as soon as practicable after subscription funds are released to Ohio Legacy from the escrow account.


                                 DIVIDEND POLICY

         We do not expect to pay any dividends in the foreseeable future. Any profits we earn will be retained and used to finance our growth. We have no current plans to initiate payment of cash dividends, and future dividend policy will depend on the Bank's earnings, capital requirements, financial condition and other factors deemed relevant by our board of directors.

         Our ability to pay any cash dividends will depend primarily on the Bank's ability to pay dividends to Ohio Legacy, which depends on the profitability of the Bank. In order to pay dividends, the Bank must comply with the requirements of all applicable laws and regulations. See "Supervision and Regulation - The Bank - Dividends" on page 32 and "Supervision and Regulation - The Bank - Capital Regulations" on page 33. In addition to the availability of funds from the Bank, our dividend policy is subject to the discretion of our board of directors and will depend upon a number of factors, including future earnings, financial condition, cash needs, and general business conditions.

                                 CAPITALIZATION

         The following table sets forth the estimated capitalization of Ohio Legacy as of August 31, 1999, and as adjusted to give effect to the sale of the minimum and maximum number of common shares offered with this prospectus, at an assumed offering price of $10 per share, net of estimated offering expenses.

                                                         Actual                          As Adjusted
                                                       August 31,              Minimum              Maximum
                                                          1999                Offering             Offering
                                                          ----                --------             --------

Stockholders equity
     Common stock - no par value, 135
       shares issued and outstanding;
       900,000 shares issued and outstanding
       as adjusted (minimum); 1,200,000
       shares issued and outstanding
       (maximum)                                        $135,000               $8,350,000            $11,140,000
     Stock subscription receivable                       (30,000)
     Deficit accumulated during the
       development stage                                 (77,854)                 (77,854)               (77,854)
                                                        ---------             ------------           ------------

              Total stockholders' equity               $  27,146              $ 8,272,146            $11,062,146
                                                       =========              ===========            ===========

(1) Represents the sale of 900,000 shares at $10 per share less estimated offering costs of $650,000 (minimum) and 1,200,000 shares at $10 per share less estimated offering costs of $860,000 (maximum).

(2) Does not include potential dilution for exercise of stock options or warrants.

         As part of our initial organization and in connection with this offering, each organizer and director will receive one warrant for each common share they purchase. A warrant is a freely transferable certificate, which entitles the holder to purchase a share of common stock at the price of $10 per share. These warrants expire 10 years from the date of issuance. After this offering, we expect that our organizers and directors will own approximately 155,000 warrants.

IMPACT OF WARRANTS AND DILUTION.

         If all existing warrants were exercised, we would receive approximately $1.5 million in new capital and would issue 155,000 shares. This would reduce your proportionate interest in Ohio Legacy by 11.4% per share, assuming that we sell the maximum number of shares in this offering.

IMPACT OF STOCK OPTIONS AND DILUTION.

         In October, 1999, Ohio Legacy adopted a stock option plan providing for the grant of non-qualified stock options to directors and key employees of Ohio Legacy and Bank. Stock options differ from warrants in several ways, which we have listed below.

         - Options are not transferable, they are exercisable only by the employee or director originally granted the option.

         - A gain is measured on the exercise date between the market value and exercise price of the stock, which is recognized by the individual as compensation. Additionally, Ohio Legacy receives a tax deduction for the amount of gain recognized by the individual. This tax savings is treated as additional payment for the stock and is directly credited to the capital accounts of Ohio Legacy.

         - Currently, options granted have a three year vesting schedule until they can be exercised.

         If all existing dilutive options were exercised at a price of $10 per share, we would receive a total of approximately $1,000,000 in new capital and would issue 100,000 shares. This would reduce your proportionate interest in Ohio Legacy by 7.7% per share.


                                    BUSINESS

BACKGROUND

         At the end of 1990 there were approximately 12,000 financial institutions in the United States, which number declined to 8,000 by the end of 1998. This industry consolidation was due, in large part, to larger institutions purchasing smaller institutions and then closing redundant back-office services in the local regional communities. This consolidation continues in the financial markets and has lead to dominance by large commercial banks. At the same time, consolidation also provides a tremendous opportunity for local community banks to fill a void. In 1994 there were 50 de novo community banks chartered in the United States. By 1998 this figure rose to 190 de novos. There were 289 insured commercial banks in the State of Ohio at the end of 1990. As of December 31, 1998 there were only 220 insured commercial banks in Ohio, which represents a decline of approximately 24%.

         We believe that industry consolidation has created significant opportunities in the Wayne and Stark County, Ohio communities for us to satisfy the needs of the small businesses, professionals and individuals. The idea to charter a new bank was originally formulated by the organizers as a result of market consolidation in the Wayne and Stark County, Ohio areas. The Bank will provide a community based banking alternative to the large institutions for the small businesses in the Bank service areas. The organizers and senior management have had significant experience in the financial industry either directly or through director experience. The experience and community connections of all ten organizers and senior management and their knowledge of the Wayne and Stark County, Ohio markets led them to identify the need for a locally chartered, owned and operated community bank that would be service-driven and technologically advanced and capable of serving the small businesses of Stark and Wayne County, Ohio.

         The directors and management hold strong ties to both communities. These people have a combined financial institution directorship of over thirty years and a combined financial institution experience of over twenty-five years. The directors are all experienced entrepreneurs and business owners who maintain an active participation in the communities. This combination of these individuals offers a blend of banking background and non-banking business experience that we believe will contribute to our overall success.

BUSINESS STRATEGY

         Two primary service areas will be served by Ohio Legacy Bank - Wayne and Stark County, Ohio. These primary service areas represent the geographic areas from which each office is expected to generate approximately 75.0 percent of its business. Residents outside of these areas would, for the purpose of convenience, choose branches close to where they work, live or shop.

         There are no unusual customer groups in the Canton market area. The College of Wooster is within the Wooster service area and its presence is evident in some of the demographic characteristics; however, its overall impact is minimal. Both markets have a diversified economic base that is not overly dependent on any single industry.

         Ohio Legacy Bank intends to operate as a full-service financial institution with an emphasis on serving small businesses. Therefore, the Bank's product and service line will consist of all traditional banking activities, including the following:

         - LENDING: The Bank will offer loans to individual, partnership, and limited liability companies or other corporate borrowers for a variety of purposes. Anticipated commercial lending will include lines of credit, term loans, equipment loans, letters of credit, commercial real estate, construction, and Small Business Administration lending. Loan products will also include consumer loans, secured and unsecured, home equity lines of credit, home improvement loans, general lines of credit including overdraft lines, and mortgage lending. We anticipate that the Bank will set up the capability to sell loans in the secondary market while maintaining servicing. The volume of loans to be sold will be determined based on asset/liability and capital positions.

         - DEPOSIT: Deposit products will include interest-bearing and non-interest bearing checking accounts, money market savings accounts, certificates of deposit, regular savings accounts, individual retirement accounts, and cash management services.

         - OPERATIONS/OTHER: The Bank will offer ATM services, and will seek to offer direct dial-up cash management services to commercial accounts. The Bank also intends to offer internet banking services to both retail and commercial customers. Further, while it is our opinion that both markets would support trust services, the Bank will not offer trust services initially and will consult the OCC for guidance prior to any future decisions with respect to fiduciary services.

         Market characteristics in both Wayne and Stark suggest the ability to generate solid deposit and loan growth both in consumer and commercial services. Therefore, both office locations will offer the Bank's complete line of services.

MARKETING STRATEGY

         The marketing strategy for Ohio Legacy Bank involves two primary components: capitalizing on the competitive advantages of community banking, and utilizing technology to provide high-quality service to businesses and residents. Several recent studies conducted by our advisor, Young & Associates, have indicated that community banks have been growing at a faster percentage rate than larger regional banks presumably due to strategic advantages that include the following:

         -        higher level of personalized customer service;

         - positive customer perception of local ownership and local management;

         -        focus on small-business banking; and,

         - typically lower service charges and more favorable interest rates.

         Both market areas have significant larger regional bank competition. Therefore, the marketing focus of Ohio Legacy Bank will be to highlight the competitive advantages of being a locally chartered and managed community bank and to utilize the advantages discussed above to generate growth. We intend to offer competitive rates and fees, but not to necessarily be the most attractive in each market. The features and pricing of our products and services will be competitive; however, we intend to compete on service rather than on rates and fees. We believe that the likelihood of success for this strategy is enhanced by the experience, qualifications, and community involvement of the proposed management and directors.

         The second component of our marketing strategy will be to utilize technology where appropriate to provide convenience and service to businesses and customers. We believe that we may have an advantage over our competitors by being able to invest in the latest technologies without having to incur the additional financial and operational costs associated with converting and upgrading existing systems. We intend to provide products and services via the internet, including cash management services to our retail and commercial customers.

         We believe that by using a combination of the competitive advantages of community banking and the convenience of technology, Ohio Legacy Bank will be able to meet the needs of businesses and residents in Wayne and Stark County, Ohio.

COMPETITION

         WAYNE COUNTY AND WOOSTER. According to published data, as of June 30, 1998, the primary service area of Wayne County was served by 19 financial institution offices, 17 of which were bank or savings and loan offices. Total deposits in Wooster increased by 17.2 percent or $124.5 million, between June 30, 1996 and June 30, 1998. Deposits from June 1997 to June 1998 increased by nearly 15.0 percent or $110.0 million.

         It is important to note some of the competitive changes that have occurred in Wooster since June 1998. The most significant change was the acquisition of Signal Bank by FirstMerit, which affected nearly $417.0 million in deposits in Wooster. Since the time of the acquisition, FirstMerit has closed three of the branch offices and consolidated the accounts with the remaining offices. In addition, First National Bank, Orrville Savings Bank and Trust Co., United National Bank and Wayne Savings & Loan have either recently opened or are scheduled to open in 1999 new banking offices in Wooster. Therefore, despite the branch closings from the Signal-FirstMerit merger, the net number of branches serving Wooster will have remained the same at the end of 1999.

         Total deposits in Wayne County grew by more than 13.0 percent between 1996 and 1998, reaching $1.4 billion in June 1998. It is important to note that Wooster represents more than 60.0 percent of total deposits in the county.

         STARK COUNTY AND CANTON. Deposits in Canton decreased by 6.9 percent, or $110.2 million since 1996, resulting in total deposits of nearly $1.5 billion in June 1998. It is important to note that the majority of the deposit loss was the result of branch closings in 1998 by Bank One, which totaled nearly $114.3 million. In addition to Bank One, deposit losses occurred at Charter One, FirstMerit, and KeyBank; while National City Bank, The Citizens Banking Company, and United National realized solid increases in deposits. Further, while overall deposits in Canton decreased, North Canton realized a solid increase in deposits. Total deposits in North Canton increased from $399.2 million in June 1996 to $420.9 million in June 1998, for growth of 5.4 percent. Bank One and FirstMerit both realized deposit decreases of $846,000 and $3.7 million, respectively, while KeyBank, National City Bank, Star Bank, and United National all realized deposit gains since 1996.

         Similar to Wooster and its relationship to Wayne County, the Canton/North Canton market area represents a significant percentage of county-wide deposits, with nearly 49.0 percent of total Stark County deposits.

         SUMMARY. In reviewing the competitive nature of both markets there are two positive characteristics that suggest the potential for success of the Bank. First, both markets have significant deposit bases, which have provided growth for the majority of financial institutions serving the areas. Wooster has a deposit base approaching $850.0 million and has realized solid growth since 1996. Canton has a deposit base of approximately $1.9 billion, and while total deposits have decreased, we believe that this is due largely to the branch divestitures by Bank One rather than a decrease in the overall deposit base. The overall size of the deposit base in both markets suggests the opportunity for the new bank to generate deposit growth. Second, the presence of locally-owned and managed community banks in both markets is limited. Larger regional banks hold nearly
58.0 percent of market share in Wooster, nearly 60.0 percent of market share in Canton, and nearly 67.0 percent of market share in North Canton. While the larger regional banks in the markets are strong, several studies recently conducted by Young & Associates have indicated that smaller community banks have been growing at a faster rate than larger regional banks presumably by offering a higher level of customer service and by benefiting from positive customer perception of local ownership, local management, and community involvement. Though no assurances can be given, we believe that the large deposit market shares held by the larger regional banks provide Ohio Legacy Bank with the opportunity to effectively position itself as a stable and attractive community banking alternative.

COMMUNITY INVOLVEMENT

         We realize that our success will be dependent on the success of the local communities of Wayne and Stark County, Ohio. We plan to attract and maintain support in each community through the following three methods:

         - Public offering - This public offering of our shares will give residents in the community an opportunity to have an ownership interest in Ohio Legacy from its inception and be part of its future success.

         - Community participation - Our directors and officers are currently and will continue to be members of civic, social and religious organizations, through which we will maintain regular contact with various leaders throughout the community. This type of association will provide a forum for exchange of thoughts and ideas regarding a variety of subjects, including identification of community needs and ways in which we can assist.

         - Community communication - We plan to maintain consistent, ongoing communication with Wayne and Stark County, Ohio residents. We will use advertising and public relations tools to consistently inform the communities with respect to our products, services and involvement in local activities and community development.

EMPLOYEES

         We anticipate that when the Bank opens for business, it will employ approximately fifteen full-time employees and five part-time employees. Initially, the executive officers of the Bank will consist of two persons, the Chief Executive Officer and President and the Senior Vice-President of Lending and President of the Stark County Division. The remaining employees will provide personal banking services to customers and staff support in the areas of accounting, lending and operations. Other non-banking services such as data processing, compliance and internal audit will be outsourced to companies specializing in these areas.

         We expect that total compensation for the Bank's employees for the first year of operations will be approximately $853,000. There are no significant increases in compensation planned for the second and third years unless significant increases in deposits and loans occur that would require additional staff. We also intend to provide employees with benefit programs, including medical insurance, paid vacation time and sick leave, and employee stock options.

LITIGATION

         We are not a party to any pending legal proceedings.


                             DESCRIPTION OF PROPERTY

         Our headquarters and the Wayne County banking center will be located at 305 West Liberty St., Wooster, Ohio 44691. We have entered into a fifteen-year lease agreement for the property, with two five-year renewal options. The one-story brick and frame structure will be built with approximately four thousand square feet. The anticipated completion date is July 2000. The annual base rent is approximately $50,000 plus an amount equal to the yearly amortization of the construction costs, which are estimated to be $550,000 over 180 months, with interest charged at the prime rate plus 1/2%. The facility will include a vault, safe deposit boxes, personal banker stations, an automated teller machine, a night depository drop and drive-up teller stations.

         We have also entered into a lease for temporary facilities four blocks from the permanent site at 132 E. Liberty St., Wooster, Ohio. The temporary site will be used for administrative purposes during the organization of the Bank and then as a branch office once we receive our charter, until the permanent site is completed.

         Our Stark County banking center will be located at 3900 Dressler Road in Canton, Ohio. We are currently negotiating a ten year lease agreement for the property with two five year renewal options. Annual rent payments will be approximately $45,000 for the first five years of the lease, with 15% increases for each renewal term. This facility will be approximately 3,000 square feet and will include a vault, safe deposit boxes, personal banking stations, an ATM, a night depository drop and drive-up teller stations.


                                PLAN OF OPERATION

         We formed Ohio Legacy Corp to own and hold all of the common stock of Ohio Legacy Bank. In July and August of 1999, our organizers filed applications with the OCC and with the FDIC to receive a national bank charter and federal deposit insurance. Whether the OCC and FDIC grant us a charter and deposit insurance will depend upon, among other things, our compliance with legal requirements imposed by the OCC and the FDIC, including capitalization of the Bank with at least a specified minimum amount of capital which we believe will be $7.05 million. Upon receipt of these regulatory approvals from the OCC and the FDIC, we will file an application with the Federal Reserve to become a bank holding company, which must be approved before we can acquire the capital stock of the Bank. We expect to receive all regulatory approvals by the first quarter of 2000.

         Our profitability will be dependent upon the successful operations of the Bank. New banks are typically not profitable in the first year of operation and sometimes do not become profitable for several years, if at all. At August 31, 1999, our accumulated deficit was $78,000. We will continue to incur pre-opening expenses until the Bank commences operations. We expect to incur total pre-opening expenses of approximately $300,000. Based upon industry standards, management's experience and current market demand, we believe that the Bank will begin to be profitable in the third quarter of the second year of operations. We cannot assure you, however, that the Bank will be profitable, or if profitable, that its earnings will equal those of similar banking institutions.

         We face stiff competition in making loans and attracting deposits in our service area. In order to overcome this competitive environment, we plan to become the premier community based financial institution in our service areas by providing personalized bank products and traditional bank services to individuals, small businesses, professionals and other local organizations. We intend to employ professional and consumer friendly individuals who can think outside of the box. While the Bank will provide personal computer banking and telephone banking for customers who want this convenience, customers will still be able to talk with employees and have their transactions handled by employees who have the authority and knowledge to take care of them. We plan to open the Bank with approximately fifteen full-time employees and five part-time employees and expect that this number of employees will be sufficient for our first two years of operations.

         Our operating principle focuses on superior customer service through knowledgeable employees and efficient operating systems and technology. Customers will each have one employee assigned to them to serve all of their needs, while at the same time having access to any senior manager when necessary. Policies and procedures will be tailored to the local markets rather than larger regional or state areas.

         Our directors and management plan to focus on the small businesses within the areas, residential real estate mortgages and a growing consumer market. They will rely on themselves, shareholders, management and employees for business development.

         Over the next twelve to twenty-four months, we plan to continue to offer competitive products in our markets and should have no trouble satisfying our cash requirements for funding loans. We do not plan to pay the highest rates on deposits, but feel we can compete with exceptional customer service. At the same time we do not expect to charge the lowest rates and fees on our loans. We will work with customers to design products and systems that will meet their individual needs, without just being another low cost provider.

         Assuming this offering is fully subscribed, we do not anticipate any need to raise additional capital for the next three to five years.

         We anticipate that expenditures for furniture, fixtures, and equipment will be approximately $500,000 in the first year of operation. Our largest expenditure items will be for bank equipment such as vaults, safe deposit boxes, ATMs, personal comuters, teller equipment and leasehold improvements. These expenditures are expected to meet our needs for the next few years.


                           SUPERVISION AND REGULATION

         Both Ohio Legacy and the Bank are or will soon be subject to extensive state and federal banking laws and regulations which impose specific requirements or restrictions on and provide for general regulatory oversight of virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not shareholders. The following summary is qualified by reference to the statutory and regulatory provisions discussed. Changes in applicable laws or regulations may have a material effect on our business and prospects. Beginning with the enactment of the Financial Institution Report Recovery and Enforcement Act in 1989 and following with the FDIC Improvement Act in 1991, numerous additional changes have been proposed. Our operations may be affected by legislative changes and the policies of various regulatory authorities. We cannot predict the effect that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future on our business and earnings.

OHIO LEGACY CORP

         Because we will own the outstanding capital stock of Bank, we will be deemed a bank holding company under the federal Bank Holding Company Act of 1956. Our activities will also be governed by the Glass-Steagall Act of 1933.

         THE BANK HOLDING COMPANY ACT. Under the Bank Holding Company Act, Ohio Legacy will be subject to periodic examination by the Federal Reserve and required to file periodic reports of its operations and any additional information that the Federal Reserve may require. Our activities at the bank holding company level will be limited to:

         -        banking, managing or controlling banks;

         - furnishing services to or performing services for its subsidiaries; and

         - engaging in other activities that the Federal Reserve determines to be so closely related to banking, managing, or controlling banks as to be a proper incident thereto.

         INVESTMENTS, CONTROL, AND ACTIVITIES. With some limited exceptions, the Bank Holding Company Act requires every bank holding company to obtain the prior approval of the Federal Reserve before:

         -        acquiring substantially all the assets of any bank;

         - acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares); or

         -        merging or consolidating with another bank holding company.

         In addition, and subject to some exceptions, the Bank Holding Company Act and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval prior to any person or company acquiring "control" of a bank holding company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. Control is rebuttably presumed to exist if a person acquires 10% or more, but less than 25%, of any class of voting securities and either Ohio Legacy has registered securities under Section 12 of the Securities Exchange Act of 1934 or no other person owns a greater percentage of that class of voting securities immediately after the transaction. We will register our common stock under the Securities Exchange Act of 1934. The regulations provide a procedure for challenge of the rebuttable control presumption.

         Under the Bank Holding Company Act, a bank holding company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities unless the Federal Reserve Board, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve Board has determined by regulation to be proper incidents to the business of a bank holding company include:

         -        making or servicing loans and certain types of leases;

         - engaging in certain insurance and discount brokerage activities;

         -        performing certain data processing services;

         - acting in certain circumstances as a fiduciary or investment or financial adviser;

         -        owning savings associates; and

         - making investment in certain corporations or projects designed primarily to promote community welfare.

         The Federal Reserve Board imposes capital requirements on Ohio Legacy under the Bank Holding Company Act, including a minimum leverage ratio and a minimum ratio of "qualifying" capital to risk-weighted assets. These requirements are described below under "Capital Regulations." Subject to its capital requirements and certain other restrictions, Ohio Legacy is able to borrow money to make a capital contribution to Bank, and these loans may be repaid from dividends paid from Bank to Ohio Legacy. Our ability to pay dividends will be subject to regulatory restrictions as described below in "The Bank - Dividends." Ohio Legacy is also able to raise capital for contribution to Bank by issuing securities without having to receive regulatory approval, subject to compliance with federal and state securities laws.

         SOURCE OF STRENGTH; CROSS-GUARANTEE. In accordance with Federal Reserve Board policy, Ohio Legacy will be expected to act as a source of financial strength to Bank and to commit resources to support Bank in circumstances in which Ohio Legacy might not otherwise do so. Under the Bank Holding Company Act, the Federal Reserve Board may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary, other than a nonbank subsidiary of a bank, upon the Federal Reserve Board's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition.

         GLASS-STEAGALL ACT. We will also be restricted by the provisions of the Glass-Steagall Act, which prohibits Ohio Legacy from owning subsidiaries that are engaged principally in the issue, flotation, underwriting, public sale, or distribution of securities. The interpretation, scope, and application of the provisions of the Glass-Steagall Act currently are being considered and reviewed by regulators and legislators, and the interpretation and application of those provisions have been challenged in the federal courts.

         OHIO LAW. Ohio's Merger Moratorium Act, enacted in 1990, prohibits certain Ohio corporations from engaging in specified types of transactions with an "interested shareholder" for a period of three years after the shareholder becomes an "interested shareholder" unless the shareholder receives the approval of the corporation's board of directors prior to the acquisition of shares or the consummation of the specified type of transaction. The anticipated effect of the Merger Moratorium Act is to encourage a potential acquiror to negotiate with a target corporation's board of directors prior to obtaining a 10 percent or greater block of shares in the corporation.

OHIO LEGACY BANK

         The Bank will operate as a national banking association incorporated under the laws of the United States and subject to examination by the Office of the Comptroller of the Currency. Deposits in the Bank will be insured by the FDIC up to a maximum amount, which is generally $100,000 per depositor subject to aggregation rules.

         The Office of the Comptroller of the Currency and the FDIC will regulate or monitor virtually all areas of the Bank's operations, including:

         -     security devices and procedures;

         -     adequacy of capitalization and loss reserves;

         -     loans;

         -     investments;

         -     borrowings;

         -     deposits;

         -     mergers;

         -     issuances of securities;

         -     payment of dividends;

         -     interest rates payable on deposits;

         -     interest rates or fees chargeable on loans;

         -     establishment of branches;

         -     corporate reorganizations;

         -     maintenance of books and records; and

         - adequacy of staff training to carry on safe lending and deposit gathering practices.

         The OCC requires the Bank to maintain specified capital ratios and imposes limitations on the Bank's aggregate investment in real estate, bank premises, and furniture and fixtures. The OCC will also require the Bank to prepare quarterly reports on the Bank's financial condition and to conduct an annual audit of its financial affairs in compliance with its minimum standards and procedures.

         Under the FDIC Improvement Act, all insured institutions must undergo regular on site examinations by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate, as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC, their federal regulatory agency, and state supervisor when applicable. The FDIC Improvement Act directs the FDIC to develop a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. The FDIC Improvement Act also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to the following:

         -     internal controls;

         -     information systems and audit systems;

         -     loan documentation;

         -     credit underwriting;

         -     interest rate risk exposure; and

         -     asset quality.

         National banks and their holding companies which have been chartered or registered or have undergone a change in control within the past two years or which have been deemed by the OCC or the Federal Reserve Board to be troubled institutions must give the OCC or the Federal Reserve Board thirty days prior notice of the appointment of any senior executive officer or director. Within the thirty day period, the OCC or the Federal Reserve Board, as the case may be, may approve or disapprove any such appointment.

         DEPOSIT INSURANCE. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. A separate Bank Insurance Fund and Savings Association Insurance Fund are maintained for commercial banks and savings associations with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. In 1993, the FDIC adopted a rule, which establishes a risk-based deposit insurance premium system for all insured depository institutions. Under this system, until mid-1995 depository institutions paid to Bank Insurance Fund or Savings Association Insurance Fund from $0.23 to $0.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semiannual basis. Once Bank Insurance Fund reached its legally mandated reserve ratio in mid-1995, the FDIC lowered premiums for well-capitalized banks, eventually eliminating premiums for well-capitalized banks, with a minimum semiannual assessment of $1,000. However, in 1996 Congress enacted the Deposit Insurance Funds Act of 1996, which eliminated even this minimum assessment. It also separated the Financial Corporation (FICO) assessment to service the interest on its bond obligations. The amount assessed on individual institutions, including the Bank, by FICO is in addition to the amount paid for deposit insurance according to the risk-related assessment rate schedule. Increases in deposit insurance premiums or changes in risk classification will increase the Bank's cost of funds, and we may not be able to pass these costs on to our customers.

         TRANSACTIONS WITH AFFILIATES AND INSIDERS. The Bank will be subject to the provisions of Section 23A of the Federal Reserve Act, which places limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. The aggregate of all covered transactions is limited in amount, as to any one affiliate, to 10% of the Bank's capital and surplus and, as to all affiliates combined, to 20% of the Bank's capital and surplus. Furthermore, within the foregoing limitations as to amount, each covered transaction must meet specified collateral requirements. Compliance is also required with certain provisions designed to avoid the taking of low quality assets.

         The Bank will also be subject to the provisions of Section 23B of Federal Reserve Act which among other things, prohibits an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies. The Bank will be subject to certain restrictions on extensions of credit to executive officers, directors, certain principal shareholders, and their related interests. Such extensions of credit:

         - must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties; and

         - must not involve more than the normal risk of repayment or present other unfavorable features.

         DIVIDENDS. A national bank may not pay dividends from its capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts. In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods, in the case of an annual dividend. The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

         BRANCHING. National banks are required by the National Bank Act to adhere to branch office banking laws applicable to state banks in the states in which they are located. Under current Ohio law, the Bank may establish banking offices in Ohio with the prior approval of the superintendent of financial institutions. In addition, with prior regulatory approval, the Bank will be able to acquire existing banking operations in Ohio. Furthermore, federal legislation allows interstate branching. The law permits out-of-state acquisitions by bank holding companies, interstate branching by banks if allowed by state law, and interstate merging by banks.

         COMMUNITY REINVESTMENT ACT. The Community Reinvestment Act requires that, in connection with examinations of financial institutions within their respective jurisdictions, the Federal Reserve, the FDIC, or the OCC, shall evaluate the record of each financial institution in meeting the credit needs of its local community, including low and moderate income neighborhoods. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. Failure to adequately meet these criteria could impose additional requirements and limitations on the Bank.

         OTHER REGULATIONS. Interest and other charges collected or contracted for by the Bank are subject to state usury laws and federal laws concerning interest rates. The Bank's loan operations are also subject to federal laws applicable to credit transactions, such as the:

         - Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

         - Home Mortgage Disclosure Act of 1975, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

         - Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

         - Fair Credit Reporting Act of 1978, governing the use and provision of information to credit reporting agencies;

         - Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

         - rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

         The deposit operations of the Bank also are subject to the:

         - Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records; and

         - Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking service.

         CAPITAL REGULATIONS. The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profiles among banks and bank holding companies and account for off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios in excess of the minimums. We have not received any notice indicating that either Ohio Legacy or the Bank is subject to higher capital requirements. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital, Tier 1 capital includes common shareholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangibles and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate term-preferred stock, and general reserves for loan and lease losses up to 1% of risk-weighted assets.

         Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight applies. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

         The federal bank regulatory authorities have also implemented a leverage ratio, which is equal to Tier 1 capital as a percentage of average total assets less intangibles, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

         The FDIC Improvement Act established a new capital-based regulatory scheme designed to promote early intervention for troubled banks which requires the FDIC to choose the least expensive resolution of bank failures. The new capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and Bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. Initially, we will qualify as "well capitalized."

         Under the FDIC Improvement Act regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines, after notice and an opportunity for hearing, that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution increases, and the permissible activities of the institution decreases, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to do some or all of the following:

         -      submit a capital restoration plan;

         -      raise additional capital;

         - restrict their growth, deposit interest rates, and other activities;

         -      improve their management;

         -      eliminate management fees; or

         -      divest themselves of all or a part of their operations.

Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

         These capital guidelines can affect us in several ways. If we grow at a rapid pace, a premature "squeeze" on capital could occur making a capital infusion necessary. The requirements could impact our ability to pay dividends. Our capital levels will initially be more than adequate; however, rapid growth, poor loan portfolio performance, poor earnings performance, or a combination of these factors could change our capital position in a relatively short period of time.

         The FDIC Improvement Act requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of untraditional activities. We are uncertain what effect these regulations would have.

         Failure to meet these capital requirements would mean that a bank would be required to develop and file a plan with its primary federal banking regulator describing the means and a schedule for achieving the minimum capital requirements. In addition, such a bank would generally not receive regulatory approval of any application that requires the consideration of capital adequacy, such as a branch or merger application, unless the bank could demonstrate a reasonable plan to meet the capital requirement within a reasonable period of time.

         ENFORCEMENT POWERS. The Financial Institution Reform Recovery and Enforcement Act expanded and increased civil and criminal penalties available for use by the federal regulatory agencies against depository institutions and certain "institution-affiliated parties." Institution-affiliated parties primarily include management, employees, and agents of a financial institution, as well as independent contractors and consultants such as attorneys and accountants and others who participate in the conduct of the financial institution's affairs. These practices can include the failure of an institution to timely file required reports or the filing of false or misleading information or the submission of inaccurate reports. Civil penalties may be as high as $1,000,000 a day for such violations. Criminal penalties for some financial institution crimes have been increased to twenty years. In addition, regulators are provided with greater flexibility to commence enforcement actions against institutions and institution-affiliated parties. Possible enforcement actions include the termination of deposit insurance. Furthermore, banking agencies' power to issue cease-and-desist orders were expanded. Such orders may, among other things, require affirmative action to correct any harm resulting from a violation or practice, including restitution, reimbursement, indemnifications or guarantees against loss. A financial institution may also be ordered to restrict its growth, dispose of certain assets, rescind agreements or contracts, or take other actions as determined by the ordering agency to be appropriate.

         RECENT LEGISLATIVE DEVELOPMENTS. From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Some of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. We cannot predict whether any of these proposals will be adopted or, if adopted, what effect these would have.

         EFFECT OF GOVERNMENTAL MONETARY POLICIES. Our earnings are affected by domestic economic conditions and the monetary and fiscal policies of the United States government and its agencies. The Federal Reserve Bank's monetary policies have had, and are likely to continue to have, an important impact on the operating results of commercial banks through its power to implement national monetary policy in order, among other things, to curb inflation or combat a recession. The monetary policies of the Federal Reserve Board have major effects upon the levels of bank loans, investments and deposits through its open market operations in United States government securities and through its regulation of the discount rate on borrowings of member banks and the reserve requirements against member bank deposits. It is not possible to predict the nature or impact of future changes in monetary and fiscal policies.

                                   MANAGEMENT

DIRECTORS AND OFFICERS

         The following table sets forth the names, ages, classes and positions of Ohio Legacy's and the Bank's executive officers and directors. Our articles of incorporation provide for a classified board of directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three year terms. The terms of office of the classes of directors expire as follows:
Class I at the 2003 annual meeting of shareholders, Class II at the 2002 annual meeting of shareholders and Class III at the 2001 annual meeting of shareholders. Executive officers serve at the discretion of the board of directors, a summary of the background and experience of each of these individuals is set forth after the table.

Name                            Age        Class      Position with Ohio Legacy          Position with Bank
----                            ---        -----      -------------------------          ------------------

D. William Allen                48         III        Director                           Director
Robert Belden                   52         II         Director                           Director
J. Edward Diamond               61         I          Director                           Director
L. Dwight Douce                 51         I          President, Chief Executive         President, Chief Executive
                                                      Officer and Director               Officer and Director
Scott Fitzpatrick               47         III        Director                           Director
Gregory Long                               II         Director                           Director
Michael Meenan                  45         III        Director                           Director
Steven G. Pettit                40                    Vice President                     Senior Vice President of Lending,
                                                                                         President of Stark
                                                                                         County Division
Daniel Plumly                   46         I          Director and Secretary             Director
Thomas Schervish                59         II         Director                           Director

         D. William Allen (Director). Since 1997, Mr. Allen has been involved in commercial real estate sales and management for George N. Swallow, Inc. Prior to 1997, Mr. Allen served as the President, Chief Operating Officer and owner of Service Packaging Corporation. Mr. Allen currently serves as the President of Meals on Wheels of Stark and Wayne Counties and as Secretary of the Board of Governors of Mercy Medical Hospital. Mr. Allen is also involved with the Pro Football Hall of Fame Festival, where his involvement spans 25 years, and served as its General Chairman in 1993. Mr. Allen's activities also include Congress Lake Club Board of Directors, Greater Canton Chamber of Commerce Vice Chairman of the Board of Directors, Chairman of the Norma Tschantz and Walter C. Deuble Caddy Scholarship Fund, Clubs for Kids Board of Directors, Buckeye Council of the Boy Scouts of America, United Way and Walsh University.

         Robert Belden (Director). Mr. Belden is President of the Belden Brick Company, a Canton based company since 1885. Mr. Belden served as a director of both Signal Corporation and Signal Bank from 1988 to 1999. He graduated from the University of Notre Dame in 1969 with a BS degree in Mathematics and then graduated from the University of Michigan Graduate School of Business in 1971. Mr. Belden has been very active in community affairs including the American Red Cross, Canton

Regional Chamber of Commerce, Junior Achievement of Stark County, Stark County Foundation and others.

         J. Edward Diamond (Director). Mr. Diamond, currently a private investor in the Canton area, is the retired Chairman of Glendale Oxygen Company, a Canton based supplier of cryogenic gases and welding supplies. He has served on the boards of Arrowhead Country Club, The Canton Club, The Canton Ballet and The Canton Symphony Orchestra Association. He is a graduate of the University of Virginia and has been a resident of Canton his entire life.

         L. Dwight Douce (President/Chief Executive Officer and Director). Mr. Douce has more than 26 years of financial institution experience in a diverse number of positions, with 16 years experience in the Wooster area. Most recently, Mr. Douce was President-Chief Operating Officer of Signal Bank, a $1.8 billion commercial bank headquartered in Wooster, which operated more than 25 branches. Prior to that, Mr. Douce served as Senior Vice President and Chief Financial Officer of Signal Bank. During Mr. Douce's tenure, Signal Bank grew from a $200 million to a $1.8 billion financial services institution. Mr. Douce graduated from Capital University with a B.S. in business administration. He has been a resident of the Wooster area for the last sixteen years and has been very active in civic and social activities including the Wayne Development Council, American Heart Association, Kiwanis, United Way and other activities.

         Scott Fitzpatrick (Director). Mr. Fitzpatrick is a partner in Fitzpatrick Enterprises in Canton, Ohio. The partnership is primarily involved in the development of sale of real estate and management of properties.

         Gregory Long (Director). Mr. Long is a licensed CPA with over 27 years experience in the business and is currently President of Long & Wilson, Inc. CPA's of Wooster, Ohio. Mr. Long is actively involved as a board member of the Wayne County Historical Society and is President of Buckeye Council, Inc., Boy Scouts of America. He is also a member of Rotary Club and a coach in Wooster Youth Baseball, and is retired from the Army Reserve as a Lt. Col. and is Scoutmaster of Boy Scout Troop 61 of Wooster.

         Michael Meenan (Director). Mr. Meenan is the President and owner of Riverview Industrial Wood Products, Inc. based in Wooster. Mr. Meenan is involved in the local rotary organization as well as other non-profit organizations in the Wooster area.

         Steven G. Pettit (Senior Vice President of Lending, President of Stark County Division). Mr. Pettit has 15 years of commercial banking experience in a diverse number of lending positions in both Stark and Wayne Counties. Most recently, Mr. Pettit held the position of Senior Vice President, Senior Loan Officer for two regions of FirstMerit Bank, N.A. Prior to this assignment, Mr. Pettit held the same position at Signal Bank, N.A., a $1.8 billion financial institution. Mr. Pettit graduated from the University of Tennessee with a B.S. degree in Business Administration and from Ashland University with an MBA in Executive Management. Mr. Pettit has been a resident of the Canton Area his entire life and has been active in various social and civic activities, including Meals on Wheels of Stark and Wayne Counties and the United Way.

         Daniel Plumly (Director and Secretary). Mr. Plumly is an attorney with Critchfield, Critchfield & Johnston, the largest law firm in Wooster. Mr. Plumly served on the board of directors of Signal Corporation and Signal Bank from 1986 to 1999. Mr. Plumly is the Vice President of Meals on Wheels of Stark and Wayne Counties and is involved in coaching youth football, basketball and lacrosse. He also serves as Chairman of the Board of Governors of Wooster Country Club, as a trustee of the Wooster Boosters Club and as a member of the Board of Trustees of the United Methodist Church.

         Thomas Schervish (Director). Mr. Schervish is the owner and president of Stark Management Company, which owns and operates a number of restaurant franchises in the Stark County area. The company also provides management and consulting services to other local businesses. He graduated from the University of Detroit with a B.S. in marketing. Mr. Schervish is very active in community affairs including the Pro Football Hall of Fame, Stark Development Board, Rotary, Walsh University Board of Trustees, Junior Achievement and others.


GENERAL

         Initially, our board will consist of nine directors. The directors will be divided into three classes, designated Class I, Class II and Class III. Each class will consist, as nearly as possible, of one third of the total number of directors constituting the entire board of directors. In accordance with our code of regulations, the initial term of office of directors of Class I will expire at the annual meeting of the shareholders to be held in 2003 and when their respective successors are duly elected and qualified; the initial term of the office of Director of Class II will expire at the annual meeting of shareholders to be held in 2002 and when their respective successors are duly elected and qualified; and the initial term of the office of Director of Class III will expire at the annual meeting of shareholders to be held in 2001 and when their respective successors are duly elected and qualified. At each annual meeting of shareholders, successors to the directors whose term expires at the annual meeting will be elected for three-year terms. If the number of directors is changed, an increase or decrease will be apportioned among the classes so as to maintain the number of directors to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no event will a decrease in the number of directors shorten the term of any incumbent director. Any director elected to fill a vacancy not resulting in an increase in the number of directors will have the same remaining term as that of his predecessor. Except in the case of removal from office, any vacancy on the board of directors will be filled by a majority vote of the remaining directors then in office. The executive officers of Ohio Legacy and the Bank are elected annually by the board of directors following the annual meeting of shareholders and serve at the pleasure of the board.

COMMITTEES OF THE BOARD OF DIRECTORS.

         The Bank's board of directors has established four committees. These committees meet with management on a regularly scheduled basis to review the Bank's policies, procedures and operating performance on particular functional areas. The activities of all committees are reviewed by the board of directors. These committees are established in accordance with the bylaws of the Bank, which may be changed from time to time by a majority vote of the Bank.

         The Loan Committee is comprised of five directors, one of whom is an officer of the Bank. The primary responsibilities of the Loan Committee are to review and approve loans over particular limits and review and approve changes to the Bank's lending policies and procedures.

         The Executive Committee is comprised of three directors. The directors currently serving on this Committee include Messrs. Douce, Schervish and Belden. The Executive Committee meets as needed, and its primary responsibilities include exercising the authority of the board of directors in between board meetings, to the extent permitted by law.

         The Compensation Committee is comprised of three directors, with its primary responsibility being the review of personnel policies and practices and evaluation of senior management. The directors currently serving on the Compensation Committee include Messrs. Plumly, Diamond and Belden.

         The Audit/Compliance Committee is comprised of three directors, none of whom are officers of the Bank. The Audit/Compliance Committee's primary responsibilities are the review of internal and external auditors' reports, the review of internal loan review reports, evaluation of the internal auditor and external audit firm, and the review of regulatory examination results. The directors currently serving on this Audit/Compliance Committee include Messrs. Long, Allen and Fitzpatrick.

COMPENSATION OF DIRECTORS.

         Employee directors will receive no compensation for their services as directors. Non-employee directors will receive reimbursement of reasonable expenses incurred in serving as a director. In addition, each non-employee director of Ohio Legacy will receive:

         - a grant of 2,500 non-qualified options to purchase shares of Ohio Legacy on the date that person first becomes a director, which will vest annually in equal amounts over three years and have an exercise price equal to the fair market value on the date of grant.

         - an annual grant of 1,000 non-qualified options at each annual meeting of shareholders under the Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, which will vest immediately and have an exercise price equal to the fair market value on the date of grant.

EXECUTIVE COMPENSATION

         The Bank expects to enter into one-year employment agreements with Mr. Douce, as its Chief Executive Officer and President, and Mr. Pettit, as its Senior Vice President of Lending and President of the Stark County Division. Each employment agreement will renew automatically for an additional year unless either party furnishes at least sixty days notice to the other of its intent to terminate the agreement. Mr. Douce's employment agreement commences on the date that the Bank begins operations. Mr. Pettit's employment agreement commences on the date of its execution. If we do not open the Bank, we must continue paying Mr. Pettit under his employment agreement for a period of one year from the commencement date of his agreement.

         Each of Mr. Douce and Mr. Pettit will receive an annual base salary of $100,000 and will be eligible for bonuses at the board of directors discretion. Each will also be eligible to participate in all employee benefit plans, stock option plans, health insurance and other fringe benefits commensurate with their positions.

         Upon a change in control of Ohio Legacy, each of Mr. Douce and Mr. Pettit will have the right to terminate his employment and receive a severance payment equal to 2.99 times his current annual compensation. In addition, all previously granted stock options will vest in the event of a termination of employment upon a change in control.

OMNIBUS STOCK OPTION, STOCK OWNERSHIP AND LONG TERM INCENTIVE PLAN

         We have adopted an Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan, which is designed to attract qualified individuals to serve as directors and employees and to motivate them to contribute to our success and the growth of our common stock. The plan will provide selected directors and employees with equity ownership opportunities and potentially tax-advantageous future compensation. The following is a summary of the principal provisions of the plan.

         ADMINISTRATION. A compensation committee appointed by our board of directors will interpret and administer the plan, and prescribe, amend and rescind rules relating to the plan, under the supervision and, in most matters, with the approval of the board.

         SHARES AVAILABLE UNDER THE PLAN. A total of 100,000 common shares are available for grants under the plan. This amount may be adjusted by the board in cases of any increase or decrease in the number of outstanding common shares from dividend payment, stock split, recapitalization, merger, share exchange acquisition, combination or reclassification.

         TYPES OF AWARDS UNDER THE PLAN. We may grant the following types of awards under the plan to eligible persons:

         -      non-qualified stock options;

         -      incentive stock options;

         -      restricted stock;

         -      stock appreciation rights; and

         -      performance units.

         STOCK OPTIONS TO EMPLOYEES AND DIRECTORS. Under the plan, we will automatically grant 2,500 non-qualified options to each non-employee director at the time that person first becomes a director.

In addition, each non-employee director will receive an annual grant of 1,000 non-qualified options during his tenure on the board.

         We may grant incentive stock options, as defined in Section 422 of the Internal Revenue Code, and/or non-qualified stock options to our employees, including employees who also serve as directors. We may, however, only grant non-qualified stock options to non-employee directors and consultants.

         Each option granted under the plan will be evidenced by an option agreement or, in the case of an automatic grant to a non-employee director, a director option agreement.

         The exercise price of an option shall not be less than the fair market value of the underlying common stock on the date of the grant. For a recipient of stock options that already owns more than 10% of the combined voting power of Ohio Legacy at the time of the grant, however, the exercise price shall not be less than 110% of such fair market value.

         In the event of a change in control of Ohio Legacy, outstanding options may become immediately exercisable in full at the discretion of the compensation committee. Otherwise, all outstanding options will terminate unless the successor corporation agrees to assume or replace such options with an equivalent entitlement.

         STOCK APPRECIATION RIGHTS. The plan allows us to grant stock appreciation rights to employees or directors, with a base value equal to the fair market value of the stock at the time of grant.

         RESTRICTED STOCK. We may also grant restricted stock awards under the plan to our directors and employees. Each grant of restricted stock will be evidenced by a restricted stock grant agreement.

         PERFORMANCE UNITS. We may award our directors and employees performance units that give them the right to receive a combination of cash and common stock. The percentage of the units awarded that will become distributable to the recipients will depend on Ohio Legacy's performance in achieving financial or other performance objectives during the relevant time period.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         We expect to have banking and other transactions in the ordinary course of business with the organizers, directors, and officers and their affiliates, including members of their families or corporation, partnerships, or other organizations in which such organizers, officers, or directors have a controlling interest, on substantially the same terms, including price, or interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties. These transactions are also restricted by our regulatory agencies, including the Federal Reserve Board. For a discussion of the Federal Reserve Board regulations, please see "Transactions with Affiliates and Insiders" on page 31. These transactions are not expected to involve more than the normal risk of collectibility nor present other unfavorable features.

         Loans to individual directors and officers must also comply with the Bank's lending policies, regulatory restrictions, and statutory lending limits, and directors with a personal interest in any loan application will be excluded from the consideration of such loan application. We intend for all of our transactions with organizers or other affiliates to be on terms no less favorable than could be obtained from an unaffiliated third party and to be approved by a majority of our disinterested directors.

                             PRINCIPAL SHAREHOLDERS

         The following table gives information about the anticipated beneficial ownership of Ohio Legacy capital stock after the offering by:

         - each person expected to own more than 5% of Ohio Legacy's common shares;

         -     each of Ohio Legacy's executive officers and directors; and

         -     all of Ohio Legacy's executive officers and directors as a group.


Name                               Amount and Nature of             Percent of Class              Percent of Class
----                               --------------------             ----------------              ----------------
                                  Beneficial Ownership(1)             (Minimum)(2)                  (Maximum)(2)
                                  -----------------------             ------------                  ------------
Directors and executive
officers:
L. Dwight Douce...............             50,000                         4.74                           3.69
Gregory Long..................             30,000                         2.84                           2.21
Michael Meenan................             20,000                         1.90                           1.48
Daniel Plumly.................             30,000                         2.84                           2.21
D. William Allen..............             20,000                         1.90                           1.48
Robert Belden.................             20,000                         1.90                           1.48
J. Edward Diamond.............             50,000                         4.74                           3.69
Thomas Schervish..............             60,000                         5.69                           4.43
Scott Fitzpatrick.............             30,000                         2.84                           2.21
Steven G. Pettit..............              1,000                          .09                            .07
                                          -------                        -----                          -----
Directors and executive                   311,000                        29.48%                         22.95%
officers as a group (10):.....

(1) Reflects all common shares, including warrants received in connection with Ohio Legacy's initial capitalization and this offering, which we anticipate will be "beneficially owned" by each named individual and group at the closing of this offering. Each of the directors will receive one warrant for each common share purchased. We have calculated these numbers in accordance with the definition of "beneficial ownership" set forth by the SEC under Section 13(d) of the Securities Act of 1934. For a description of the distribution and terms of the warrants please see "Capitalization - Impact of Warrants and Dilution."

(2) We calculated the minimum and maximum percentages based on the exercise of 155,000 warrants, which would increase the total number of outstanding shares by 155,000.

                            DESCRIPTION OF SECURITIES

GENERAL

         We are authorized to issue up to 2,500,000 common shares, without par value and 500,000 preferred shares, also without par value. We have no preferred shares outstanding as of the date of this offering. Upon completion of this offering, we will have up to 1,200,000 common shares outstanding.

         Common shareholders are entitled to one vote per share on all matters submitted to a vote of shareholders, and do not have the right to vote cumulatively in the election of directors.

         Our board of directors has full discretion to determine the payment of dividends on common shares. Common shareholders will have equal rights to receive dividends ratably, as and when declared by the board of directors out of funds legally available, subject to the dividend rights of serial preferred shares that may be issued in the future. In the event of any liquidation, dissolution or winding-up of Ohio Legacy, common shareholders will receive the assets of Ohio Legacy available for distribution.

         Ohio Legacy common shareholders do not have preemptive or preferential rights to purchase or subscribe to any shares or other securities of Ohio Legacy.

         All of the common shares issued pursuant to this offering will be validly issued, fully paid and nonassessable. Ohio Legacy acts as its own transfer agent and registrar.

SPECIAL VOTE FOR CONTROL SHARE ACQUISITIONS

         Under Ohio law, unless a corporation's articles of incorporation or regulations provide otherwise, any "control share acquisition" of an "issuing public corporation" can be made only with the prior authorization of the corporation's shareholders in accordance with the Ohio control share acquisition statute (the "statute"). As an alternative, an Ohio corporation may include in its articles of incorporation or regulations restrictions on transfer of its shares in connection with a "control share acquisition," including procedures for obtaining the consent of shareholders and for the screening by directors of proposals for such acquisitions. Our articles provide the statute does not apply to us. Specifically, Article Eighth sets forth a procedure for obtaining shareholder consent that is consistent with the statute, subject to the right of directors to screen out proposals that do not meet the standards set forth in Article Eighth. The right of the board to screen control share acquisitions is the principal difference between Article Eighth and the requirements of Ohio law which would otherwise be applicable to Ohio Legacy.

         A "control share acquisition" is defined in Article Eighth as any acquisition, directly or indirectly, of Ohio Legacy common shares which, when added to all other Ohio Legacy common shares owned or controlled by the acquiror, would entitle the acquiror to exercise or direct the exercise of voting power in the election of directors within any of the following ranges of voting power:

         -     one-fifth or more but less than one-third;

         -     one-third or more but less than a majority; and

         -     a majority or more.

         Article Eighth requires that a person proposing to make a control share acquisition deliver a written notice to Ohio Legacy describing, among other things, the terms of the proposed acquisition and giving reasonable evidence that the proposed control share acquisition would not be contrary to law and that the person who gave the notice has the financial capacity to make such an acquisition. Ohio Legacy is required to call and hold, within fifty (50) days after receipt of the notice, a special meeting of shareholders to vote on the proposed control share acquisition. However, the board of directors has no obligation to call this meeting if it determines that:

         -      the notice was not given in good faith;

         - the proposed control share acquisition would not be in the best interests of Ohio Legacy and its shareholders; or

         - the proposed control share acquisition could not be completed for financial or legal reasons.

         In addition, the board of directors may adjourn the special shareholders meeting if prior to the meeting Ohio Legacy has received notice of another proposed control share acquisition, merger, consolidation or sale of assets of the corporation and decided that such proposal should be presented to shareholders instead either at the adjourned meeting or a special meeting to be held at a later date.

         Article Eighth provides that a determination by the board not to call the special shareholders meeting will not be deemed void or voidable with respect to Ohio Legacy merely because one or more directors who participate in making the determination might be deemed to be other than "disinterested directors," if in any such case the material facts of the relationship giving rise to a basis for self-interest are known to the directors participating in the determination, and these directors, in good faith reasonably justified by the facts, make this determination by a majority of the "disinterested directors," even though such "disinterested directors" constitute less than a quorum. For these purposes, a "disinterested director" means a director whose material contacts with Ohio Legacy are limited principally to activities as a director, a shareholder, a customer or a depositor of Ohio Legacy or any of its subsidiaries or affiliates. However, a director would not be deemed to be other than a "disinterested director" merely because he would no longer be a director if the proposed control share acquisition were approved and consummated.

         The notice to shareholders of the special meeting must include or be accompanied by both the acquiring person's notice and a statement by the Ohio Legacy board of directors of its position or recommendation with respect to the proposed acquisition or a statement that no position is being taken or recommendation being made.

         Approval of a control share acquisition requires the affirmative vote of both:

         -     a majority of the voting power represented at the meeting, and

         - a majority of that portion of such voting power excluding any "interested shares" -- that is, those shares held by the acquiring person and Ohio Legacy officers and directors.

         As drafted, Article Eighth also provides that proxies, which are otherwise irrevocable if coupled with an interest, given in connection with a control share acquisition are revocable at any time prior to obtaining the requisite shareholder vote.

         Any amendment, modification or repeal of Article Eighth requires approval of at least eighty percent of Ohio Legacy's outstanding voting stock.

         Each Ohio Legacy stock certificate will have a legend stating that such shares are subject to the provisions of Article Eighth. The issuance or transfer of shares in violation of Article Eighth will be null and void. In the event Ohio Legacy is not permitted to treat an issuance or transfer of shares in violation of Article Eighth as null and void, Article Eighth provides that such shares will be treated as treasury shares, not entitling the holder to exercise shareholder rights or receive dividends.

SERIAL PREFERRED SHARES

         Article Fourth of our articles authorizes 500,000 preferred shares, with no par value, which may be issued in one or more series by the board of directors. The board may establish, among other things, the number of shares in each series, dividend rates, cumulative rights, redemption rights or prices, sinking fund provisions, and conversion rights of the serial preferred shares. The serial preferred shareholders are entitled to be paid dividends when and as declared in preference to the common shareholders. In liquidation or dissolution, the serial preferred shareholders are entitled to be paid for their shares, plus the amount of any dividends in arrears, before any amounts are paid to the common shareholders. The serial preferred shareholders are entitled to one vote per share on all matters presented to the shareholders. Except as indicated below, the serial preferred shareholders vote with the common shareholders on matters presented to the shareholders. All serial preferred shares shall be of equal rank unless otherwise determined by the board of directors.

         In the event of a control share acquisition of Ohio Legacy that the board of directors does not approve, it would be possible for the board to authorize the issuance of a series of serial preferred shares with rights and preferences that could impede the completion of such a transaction. The flexibility of the board to take such action will be increased by virtue of the denial of preemptive rights. However, we do not currently have any plans, arrangements, commitments or understandings to issue any serial preferred shares. Any serial preferred shares issued in the future will be on terms, which the board of directors deems to be in the best interests of Ohio Legacy and its shareholders.

OTHER PROVISIONS

         Some other provisions of our articles and regulations may also tend to discourage attempts to acquire control of Ohio Legacy. These include:

         - advance notice requirements for director nominations and shareholder proposals;

         - provisions which permit a special meeting to be called by shareholders only with the approval of the holders of 50% or more of the outstanding voting shares;

         - provisions which provide for a staggered board of directors divided into three classes as nearly equal in number as possible.


                                   SALES AGENT

         We have engaged Charles Webb & Company, a division of Keefe, Bruyette & Woods, Inc. to serve as our sales agent in connection with this offering, pursuant to a Sales Agency Agreement dated ____________, 1999. Webb was chosen because of its general experience in the financial services industry and because of its experience in transactions involving community offerings.

         Webb has provided advice to us regarding the structure of the offering and the marketing of our shares. Webb will use its best efforts to solicit subscriptions and purchase orders for our shares.

         Webb has not prepared any report or opinion constituting a recommendation or advice to us, nor has it prepared an opinion as to the fairness of the offering price or the terms of the offering. Webb expresses no opinion as to the prices at which shares to be distributed in connection with the offering may trade if and when they are issued at any future time.

         As compensation for their services, we have agreed to pay Webb as follows:

         -    an initial advisory fee of $10,000;

         - a sales commission equal to 4.0% of the aggregate sales price of the shares sold to investors who are included on the lists provided to Webb by our directors; and

         - a sales commission equal to 7.0% of the aggregate sales price of the shares sold to investors who are not included on the lists provided to Webb by our directors.

         Webb will pass on to mutually selected broker-dealers who participate in the offering an amount of stock sold at a comparable price per share in a similar market environment. Fees with respect to purchases made with the assistance of broker-dealers other than Webb will be transmitted by Webb to such broker-dealers.

         We have agreed to indemnify Webb against certain liability arising out of its engagement or, in the event indemnification is unavailable, to contribute payments that Webb may be required to make in respect thereof.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Section 1701.13 of the Ohio Revised Code provides for the indemnification of officers and directors against liability and expenses that may be incurred by them in the event of an action against them as a result of their service for or on behalf of Ohio Legacy. Our regulations contain specific provisions with regard to indemnification of our directors and officers, in compliance with the general provisions of Section 1701.13. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                         SHARES ELIGIBLE FOR FUTURE SALE

         As of August 31, 1999, Ohio Legacy had 135 common shares outstanding held by a group of nine organizers. Upon completion of this offering, we will have a minimum of 900,000 and a maximum of 1,200,000 common shares outstanding. All of these shares will be freely transferable without restriction of future registration, except for the approximately 155,000 common shares purchased by Ohio Legacy directors, executive officers and affiliates, as defined in Rule 144 of the Securities Act.

         In general, under Rule 144, an affiliate may sell shares within any three month period in an amount limited to the greater of 1% of the outstanding shares or the average weekly trading volume of the shares over the four week period immediately preceding the sale. Rule 144 sales are also subject to the holding periods, notice requirements, manner of sale restrictions and information requirements.

         In addition to any other restrictions, Ohio Legacy officers and directors have agreed with the sales agent not to sell their shares for 180 days after the closing of the offering.

                                  LEGAL MATTERS



         The validity of the common shares offered with this prospectus has been passed upon for Ohio Legacy by the law firm Squire, Sanders & Dempsey L.L.P. Certain legal matters relating to this offering will be passed upon for the sales agent by Silver, Freedman & Taff, L.L.P., 1100 New York Avenue, N.W., Washington, DC 20005.

                                     EXPERTS

         The financial statements of Ohio Legacy Corp as of August 31, 1999 and for the period from July 1, 1999, the date of inception, to August 31,1999, included in this prospectus and in the Registration Statement have been audited by Crowe, Chizek and Company LLP, independent public accountants, as set forth in their report dated September 28, 1999, which appears elsewhere herein and in the Registration Statement. All such financial statements have been included herein in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

                               WHERE YOU CAN FIND
                                MORE INFORMATION

         Upon the completion of this offering, Ohio Legacy will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy the registration statement and any other documents filed by Ohio Legacy at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Information regarding the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our filings are also available to the public at the SEC's internet site located at http://www.sec.gov.

         This prospectus is part of the registration statement and does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus to any contract or other document of Ohio Legacy, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

         After the offering, we expect to provide annual reports to our shareholders that include financial information examined and reported on by our independent public accountants.

         Requests for these documents should be directed to L. Dwight Douce at
(330) 262-0437.

                                OHIO LEGACY CORP
                          (A Development Stage Company)
                                  Wooster, Ohio

                              FINANCIAL STATEMENTS
                                 August 31, 1999

                                OHIO LEGACY CORP
                          (A Development Stage Company)
                                  Wooster, Ohio

                              FINANCIAL STATEMENTS
                                 August 31, 1999











                                    CONTENTS






REPORT OF INDEPENDENT AUDITORS............................................................................    F-1


FINANCIAL STATEMENTS

      BALANCE SHEET AS OF AUGUST 31, 1999.................................................................    F-2

      STATEMENT OF OPERATIONS FOR THE PERIOD FROM JULY 1, 1999 TO
        AUGUST 31, 1999...................................................................................    F-3

      STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY FOR THE
        PERIOD FROM JULY 1, 1999 TO AUGUST 31, 1999.......................................................    F-4

      STATEMENT OF CASH FLOWS FOR THE PERIOD FROM JULY 1, 1999 TO
        AUGUST 31, 1999...................................................................................    F-5

      NOTES TO FINANCIAL STATEMENTS.......................................................................    F-6

                         REPORT OF INDEPENDENT AUDITORS



Board of Directors
Ohio Legacy Corp
Wooster, Ohio


We have audited the accompanying balance sheet of Ohio Legacy Corp as of August 31, 1999, and the related statements of operations, changes in stockholders' equity and cash flows for the period from July 1, 1999 (date of inception) to August 31, 1999. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Ohio Legacy Corp as of August 31, 1999, and the results of its operations and its cash flows for the period from July 1, 1999 (date of inception) to August 31, 1999, in conformity with generally accepted accounting principles.



                                                   Crowe, Chizek and Company LLP

Columbus, Ohio
September 28, 1999

                                OHIO LEGACY CORP
                         (A Development Stage Company)
                                  BALANCE SHEET
                                 August 31, 1999

--------------------------------------------------------------------------------


ASSETS
Cash and due from banks                                                                                $     90,000
Deferred offering costs                                                                                      32,500
                                                                                                       ------------

         Total assets                                                                                  $    122,500
                                                                                                       ============


LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities
     Accounts payable                                                                                  $     94,096
     Accounts payable to shareholder                                                                          1,258
                                                                                                       ------------

         Total liabilities                                                                                   95,354

Stockholders' equity
     Common stock - no par value, 875 shares authorized;
       135 shares issued and outstanding                                                                    135,000
     Stock subscription receivable                                                                          (30,000)
     Deficit accumulated during the development stage                                                       (77,854)
                                                                                                       ------------

         Total stockholders' equity                                                                          27,146
                                                                                                       ------------
         Total liabilities and stockholders' equity                                                    $    122,500
                                                                                                       ============


--------------------------------------------------------------------------------
                 See accompanying notes to financial statements
                                      F-2

                                OHIO LEGACY CORP
                         (A Development Stage Company)
                             STATEMENT OF OPERATIONS
     For the Period from July 1, 1999 (Date of Inception) to August 31, 1999

--------------------------------------------------------------------------------


EXPENSES
     Professional fees                                                                                  $    56,725
     OCC application fee                                                                                     15,000
     Occupancy expense                                                                                        5,000
     Telephone, supplies and other                                                                            1,129
                                                                                                        -----------

         Net loss                                                                                       $    77,854
                                                                                                        ===========

--------------------------------------------------------------------------------
                 See accompanying notes to financial statements

                                OHIO LEGACY CORP
                         (A Development Stage Company)
                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
     For the Period from July 1, 1999 (Date of Inception) to August 31, 1999

--------------------------------------------------------------------------------


                                                                     Stock                                Total
                                                 Common          Subscription       Accumulated       Stockholders'
                                                  Stock           Receivable          Deficit            Equity
                                                  -----           ----------          -------            ------

Issuance of common stock                     $      135,000                                          $      135,000

Stock subscription receivable
  from issuance of common stock                                 $     (30,000)                              (30,000)

Net loss                                                                           $     (77,854)           (77,854)
                                             --------------     -------------      -------------     --------------

Balance August 31, 1999                      $      135,000     $     (30,000)     $     (77,854)    $       27,146
                                             ==============     =============      =============     ==============

--------------------------------------------------------------------------------
                 See accompanying notes to financial statements

                                OHIO LEGACY CORP
                         (A Development Stage Company)
                             STATEMENT OF CASH FLOWS
     For the Period from July 1, 1999 (Date of Inception) to August 31, 1999

--------------------------------------------------------------------------------



CASH FLOWS FROM OPERATING ACTIVITIES
     Net loss                                                                                          $    (77,854)
     Adjustments to reconcile net loss to net cash from operating activities
         Increase in deferred offering costs                                                                (32,500)
         Increase in accounts payable                                                                        95,354
                                                                                                       ------------
              Net cash from operating activities                                                            (15,000)

CASH FLOWS FROM FINANCING ACTIVITIES
     Proceeds from issuance of common stock, net of stock
       subscription receivable                                                                              105,000
                                                                                                       ------------
              Net cash from financing activities                                                            105,000
                                                                                                       ------------
Net change in cash and cash equivalents                                                                      90,000

Cash and cash equivalents at beginning of period                                                                 --
                                                                                                       ------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                             $     90,000
                                                                                                       ============


--------------------------------------------------------------------------------
                 See accompanying notes to financial statements
                                      F-5

                                OHIO LEGACY CORP
                         (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                August 31, 1999

NOTE 1 - ORGANIZATION AND SUMMARY OF
  SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION: Ohio Legacy Corp (the Corporation) was incorporated July 1, 1999, and was a development stage company as of August 31, 1999. The Corporation will be devoting its efforts to the offering of its common shares to the general public and to obtaining regulatory approvals, recruiting personnel and financial planning related to the organization of Ohio Legacy Bank (the Bank). The Corporation is expected, upon completion of a public stock offering, to purchase 100% of the common stock of the Bank, a national-chartered bank. The Corporation will file an application to become a bank holding company with the Board of Governors of the Federal Reserve System pursuant to the Bank Holding Company Act of 1956, as amended.

The Corporation intends to sell between 900,000 and 1,200,000 shares of its common stock at $10.00 per share. The offering is expected to raise between $8,350,000 and $11,140,000, net of estimated underwriting commissions and offering expenses. The Board of Directors and Executive Officers of the Corporation intend to purchase approximately 155,000 shares of common stock at $10.00 per share for a total of approximately $1,550,000. Upon the purchase of these shares, the Corporation will issue one warrant for each share of common stock purchased by the Board of Directors and Executive Officers.

NATURE OF BUSINESS: The Corporation, through its subsidiary Bank, intends to open banking centers in Wooster and Canton, Ohio, and offer a full range of consumer and commercial banking services to individuals and businesses in the Wayne and Stark County, Ohio, markets.

USE OF ESTIMATES: To prepare financial statements in conformity with generally accepted accounting principles, management makes estimates and assumptions based on available information. These estimates and assumptions affect the amounts reported in the financial statements and the disclosures provided, and future results could differ. Areas involving the use of management's estimates and assumptions include the realization of deferred tax assets.

CASH FLOWS: Cash and cash equivalents includes cash and deposits with a financial institution with original maturities under ninety days.

STOCK SUBSCRIPTION RECEIVABLE: Each of the organizers of the Corporation contributed $15,000 to purchase 15 shares of common stock of the Corporation. Two organizers paid for their shares subsequent to August 31, 1999.
As a result, this amount is shown as a reduction of equity at August 31, 1999.



--------------------------------------------------------------------------------
                                   Continued
                                      F-6

                                OHIO LEGACY CORP
                         (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                August 31, 1999

NOTE 1 - ORGANIZATION AND SUMMARY OF
  SIGNIFICANT ACCOUNTING POLICIES (Continued)

ORGANIZATION AND STOCK OFFERING COSTS: Costs directly associated with the organization of the Corporation and the Bank have been expensed as incurred. Costs directly associated with preparing the stock offering have been deferred and will be deducted from the proceeds received in the offering. If the stock offering is not completed, any deferred costs will be charged to operations.

INCOME TAXES: Income tax expense is the total of the current year income tax due or refundable and the change in deferred tax assets and liabilities. Deferred tax assets and liabilities are the expected future tax amounts for the temporary differences between the carrying amounts and tax bases of assets and liabilities, computed using enacted tax rates. A valuation allowance reduces deferred tax assets to the amount expected to be realized.

COMPREHENSIVE INCOME: Comprehensive income consists of net income (loss) and other comprehensive income. Other comprehensive income includes items such as unrealized gains and losses on securities available for sale and changes in minimum pension liability, which are also recognized as separate components of equity. The Corporation had no other comprehensive income items for the period presented. As a result, comprehensive income consists only of net loss for the period presented.


NOTE 2 - STOCK OPTIONS

The Corporation's Board of Directors has adopted an Omnibus Stock Option, Stock Ownership and Long-Term Incentive Plan. A total of 100,000 common shares are available for grants under the plan. The number of shares may be adjusted by the Board in the event of an increase or decrease in the number of common shares outstanding resulting from dividend payments, stock splits, recapitalization, merger, share exchange acquisition, combination or reclassification.

The following types of awards may be granted under the plan to eligible persons: nonqualified stock options, incentive stock options, restricted stock, stock appreciation rights and performance units. Under the plan, each nonemployee Director will be granted 2,500 nonqualified options at the time that person first becomes a Director. The initial option grant will vest annually in equal amounts over a three-year term. In addition, each nonemployee Director will receive an annual grant of 1,000 nonqualified options during his tenure on the Board, which will vest immediately. The exercise price of an option shall not be less than the fair market value of the underlying common stock on the date of the grant.

--------------------------------------------------------------------------------
                                   Continued
                                      F-7

                                OHIO LEGACY CORP
                         (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                August 31, 1999

NOTE 2 - STOCK OPTIONS (Continued)

In the event of a change in control of the Corporation, outstanding options may become immediately exercisable in full at the discretion of the compensation committee. Otherwise, all outstanding options will terminate unless the successor corporation agrees to assume or replace such options with an equivalent entitlement.


NOTE 3 - COMMITMENTS AND CONTINGENCIES

The Bank expects to enter into one-year employment agreements with its Chief Executive Officer and President, and its Senior Loan Officer and President of the Stark County Division. Each employment agreement will renew automatically for an additional year unless either party furnishes at least sixty days notice to the other of its intent to terminate the agreement. Both parties will receive an annual base salary of $100,000 and will be eligible for bonuses at the Board's discretion. The agreements also entitle the employees to participate in any formally established stock option, health insurance and other fringe benefit plans for which management personnel are eligible. In the event of a change in control, both parties would receive 2.99 times their annual compensation.

The employment agreement with the Chief Executive Officer and President begins and becomes valid when the Bank begins operations. The employment agreement with the Senior Loan Officer and President of the Stark County Division begins and becomes valid at the date the agreement is signed. Should the Bank not open, the contract will pay the Senior Loan Officer and President of the Stark County Division until he finds other employment and will make up for any short fall in salary below $100,000 during the contract term.

The Corporation's headquarters and the Wayne County banking center will be located at 305 West Liberty Street, Wooster, Ohio 44691. The Corporation has entered into a fifteen-year lease agreement for the property, with two five-year renewal options, with its owner. The Corporation is required to pay the lessor $5,000 upon execution of the lease, which is nonrefundable and will not apply against any rent payments, as consideration for the lessors not seeking to enforce the provisions of the lease until October 31, 1999 (grace period). The Corporation can extend the grace period until June 15, 2000 by delivering written notice and making nonrefundable payments totaling $100,000 on or before each extension deadline. The extension payments shall be credited dollar-for-dollar against monthly rent installments. The initial rent during the construction period shall be the prime rate plus 1/2% times the construction financing amount. Following the initial rent, monthly rent for the first five years will be base rent of $4,200 plus an amount equal to the monthly payment to amortize the construction costs, which are estimated to be $550,000 over 180 months, with an interest rate of prime plus 1/2%. The base rent increases every five years by the increase in the Consumer Price Index. The lease is expected to be accounted for as a capital lease.

--------------------------------------------------------------------------------
                                   Continued
                                      F-8

                                OHIO LEGACY CORP
                         (A Development Stage Company)
                         NOTES TO FINANCIAL STATEMENTS
                                August 31, 1999


NOTE 3 - COMMITMENTS AND CONTINGENCIES (Continued)

The Stark County banking center will be located at 3900 Dressler Road in Canton, Ohio. The Corporation is in the process of negotiating a ten-year lease agreement for the property with two five-year renewal options. Annual rent payments will be approximately $45,000 for the first five years of the lease, with the lease increasing 15% for each renewal term. The lease is expected to be accounted for as an operating lease.

The Corporation also entered into a one-year lease beginning January 1, 2000 for temporary facilities four blocks from the permanent site at 132 East Liberty Street, Wooster, Ohio. The temporary site will be used for administrative purposes during the organization of the Bank. Once the Bank receives its charter, it will also be used as a branch office until the permanent site is completed. Monthly rent will be $1,895.

Estimated rental commitments under these leases for the next five years assuming the payments begin on January 1, 2000 are as follows:

             Year ending December 31,

                           2000                               $   184,104
                           2001                                   161,364
                           2002                                   161,364
                           2003                                   161,364
                           2004                                   161,364


NOTE 4 - INCOME TAXES

The tax benefit of $26,470 associated with the net operating loss carryforward of $77,854 has been offset with a valuation allowance as of August 31, 1999 since the Corporation is in the development stage and has no history of generating taxable income.

--------------------------------------------------------------------------------
                                      F-9

                                   Appendix A
STOCK ORDER FORM &                                              OHIO LEGACY CORP
CERTIFICATION FORM (ON THE REVERSE SIDE)                      (Ohio Legacy Bank)
                                         Stock Information Center (877) 298-6520
================================================================================

DEADLINE: The Subscription Offering ends at 5:00 P.M. EASTERN TIME, __, 1999. Your Stock Order Form and Certification Form, properly executed and with the correct payment, must be received at the address on the bottom of this form by this deadline, or it will be considered void.

--------------------------------------------------------------------------------

NUMBER OF SHARES
   (1) Number of Shares         Price Per Share             (2) Total Amount Due
------------------------                                    --------------------
                           x       $10.00             =     $
------------------------                                    --------------------

The minimum number of shares that may be subscribed for is 500. The maximum amount any person may purchase is 50,000 shares. Ohio Legacy Corp. has reserved the right to reject all or any part of any subscription.

------------------------------------------------------------------------------------------------------------------------------------
(3)  METHOD OF PAYMENT                                              PURCHASER INFORMATION
------------------------------------------------------------------------------------------------------------------------------------
                                                                    (4) |_|Check here if you are a DIRECTOR, OFFICER or EMPLOYEE of
|_|    Enclosed is a check, bank draft or money order payable to           Ohio Legacy Bank or a member of such person's immediate
      "CHAMPAIGN NATIONAL BANK & TRUST, TRUST NO. OLCB80N01"               family.
       in the amount of $_____.
                                                                    (5)    If purchasing through a broker/dealer, please list the
                                                                           name, address and phone number below:
-------------------------------------------------------------------       ----------------------------------------------------------
(6)  STOCK REGISTRATION - FORM OF STOCK OWNERSHIP                          Name:
-------------------------------------------------------------------       ----------------------------------------------------------
     [ ]   Individual              [ ]  Uniform Gift to Minors             Street Address:
                                                                          ----------------------------------------------------------
     [ ]   Joint Tenants           [ ]  Uniform Transfer to Minors         City:
                                                                          ----------------------------------------------------------
     [ ]   Tenants in Common       [ ]  Corporation                        State:
                                                                          ----------------------------------------------------------
     [ ]   Partnership             [ ]  Individual Retirement Account      Zip Code:
                                                                          ----------------------------------------------------------
     [ ]   Fiduciary/Trust (under Agreement Dated _________)               Phone Number:
                                                                          ----------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

  Name                                                                           Social Security or Tax I.D.
------------------------------------------------------------------------------------------------------------------------------------

  Name                                                                           Daytime Telephone
------------------------------------------------------------------------------------------------------------------------------------

  Street Address                                                                 Evening Telephone
------------------------------------------------------------------------------------------------------------------------------------

  City                                State             Zip Code                 County of Residence
------------------------------------------------------------------------------------------------------------------------------------

NASD AFFILIATION (This section only applies to those individuals who meet the delineated criteria)

|_| Check here if you are a member of the National Association of Securities Dealers, Inc. ("NASD"), a person associated with an NASD member, a member of the immediate family of any such person to whose support such person contributes, directly or indirectly, or the holder of an account in which an NASD member or person associated with an NASD member has a beneficial interest. To comply with conditions under which an exemption from the NASD's Interpretation With Respect to Free-Riding and Withholding is available, you agree, if you have checked the NASD affiliation box: (1) not to sell, transfer or hypothecate the shares subscribed for herein for a period of three months following the issuance and
(2) to report this subscription in writing to the applicable NASD member within one day of the payment therefor.

--------------------------------------------------------------------------------
ACKNOWLEDGMENT By signing below, I acknowledge receipt of the Prospectus dated __, 1999 and that I have reviewed all provisions therein. I understand that I may not change or revoke my order once it is received by the Escrow Agent. Under penalties of perjury, I further certify that: (1) the social security number or taxpayer identification number given above is correct; and (2) I am not subject to backup withholding. You must cross out this item, (2) above, if you have been notified by the Internal Revenue Service that you are subject to backup withholding because of under- reporting interest or dividends on your tax return. By signing below, I also acknowledge that I have not waived any rights under the Securities Act of 1933 and the Securities Exchange Act of 1934.
--------------------------------------------------------------------------------

SIGNATURE THIS ORDER FORM TOGETHER WITH THE CERTIFICATION        ---------------------------------------------------------------
FORM MUST BE SIGNED AND DATED. THIS ORDER IS NOT VALID IF THE     Signature             Title (if applicable)           Date
STOCK ORDER FORM AND CERTIFICATION FORM ARE NOT BOTH
SIGNED. YOUR ORDER WILL BE FILLED IN ACCORDANCE WITH THE         ---------------------------------------------------------------
PROVISIONS OF THE PROSPECTUS. When purchasing as a custodian,     Signature             Title (if applicable)           Date
corporate officer, etc., include your full title. If you need
help completing this Form, you may call (877) 298-6520.          ---------------------------------------------------------------

THE SHARES OF COMMON STOCK OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, THE SAVINGS ASSOCIATION INSURANCE FUND OR ANY OTHER GOVERNMENTAL AGENCY.
--------------------------------------------------------------------------------

                  Date Rec'd ___/__/___      Order # _________________   Batch # ____           Champaign National Bank & Trust
                                                                                                            P.O. Box 48
  OFFICE USE      Check #    __________      Category ________________                                  Urbana, Ohio 43078

                  Amount $   __________      Initials ________________

                               CERTIFICATION FORM
              (THIS FORM MUST ACCOMPANY A SIGNED STOCK ORDER FORM)

   I ACKNOWLEDGE THAT THE COMMON STOCK WITHOUT PAR VALUE ("COMMON STOCK"), OF OHIO LEGACY CORP (`THE COMPANY") IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED, AND IS NOT GUARANTEED BY OHIO LEGACY BANK OR BY THE FEDERAL GOVERNMENT.

   I further certify that, before purchasing the Common Stock of the Company, I received a copy of the PROSPECTUS DATED, _________________ __, 1999 which discloses the nature of the Common Stock being offered thereby and describes the following risks involved in an investment in the Common Stock under the heading "Risk Factors" beginning on page 6 of the Prospectus:

    1. We have no operating history upon which to base an estimate of our future performance.

    2.  We expect losses in our first 18 to 24 months of operations.

    3. We will be competing with many larger financial institutions that have far greater financial resources than we have, which could prevent us from attracting customers and may cause us to have to pay higher interest rates to attract and maintain customers.

    4. Our success largely depends upon the skill and experience of our senior management team.

    5. We may not be able to compete with our larger competitors for larger customers because our lending limits are lower than theirs.

    6.  We will have broad discretion in using the proceeds of the offering.

    7. A delay in obtaining regulatory approvals will have an adverse affect on our business.

    8. We could be adversely affected by changes in the law, especially changes deregulating the banking industry.

    9.  Interest rate volatility could significantly harm our business.

    10. Future sales of our common shares could depress the price of our common shares.

    11. Our results of operations will be significantly affected by the ability of our borrowers to repay their loans.

    12. Our financial condition will be adversely affected if our allowance for loan losses is not sufficient to absorb actual losses.

    13. No assurance of ability to raise additional capital.

    14. We may not be able to attract sufficient deposits to fund our anticipated loan growth.

    15. We will not have a large number of shareholders or a large number of shares outstanding after the offering, which may limit your ability to sell or trade the shares after the offering.

    16. If a market for our common shares does not develop, you may not be able to sell you shares as quickly as you may like.

    17. The offering price was determined arbitrarily and may not reflect the market price of our shares.

    18. Upon exercise of their warrants, our organizers and directors will own a significant number of common shares, which will allow them to control the management of the company.

    19. The exercise of warrants and stock options will cause dilution and may adversely affect the value of our common shares.

    20. You will not receive dividends in the foreseeable future.

    21. We are dependent on the operations of the Bank.

    22. We may not be able to effectively provide, implement and market technology-driven products and services.

    23. We will be dependent on third-party providers.

    24. Our Articles and Regulations contain provisions that could deter takeover attempts, even at a price attractive to shareholders.

    25. The sales agent may not be able to sell the minimum or maximum number of shares offered in this offering.

----------------------------------            ----------------------------------
 Signature                                    Signature

----------------------------------            ----------------------------------
(NOTE: IF SHARES ARE TO BE HELD JOINTLY, BOTH PARTIES MUST SIGN)

Date: _____________________

                                OHIO LEGACY CORP
STOCK OWNERSHIP GUIDE
--------------------------------------------------------------------------------
Instructions: See your legal advisor if you are unsure about the correct registration of your stock.

INDIVIDUAL- The shares are to be registered in an individual's name only. You may not list beneficiaries for this ownership.

JOINT TENANTS- Joint tenants with right of survivorship identifies two or more owners. When shares are held by joint tenants with rights of survivorship, ownership automatically passes to the surviving joint tenant(s) upon the death of any joint tenant. You may not list beneficiaries for this ownership.

TENANTS IN COMMON- Tenants in common may also identify two or more owners. When shares are held by tenants in common, upon the death of one co-tenant, ownership of the shares will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. You may not list beneficiaries for this ownership.

INDIVIDUAL RETIREMENT ACCOUNT- Individual Retirement Account ("IRA") holders may make share purchases from their self-directed IRA's. The administrator or trustee will need to fill out the appropriate forms and return them on a timely basis.

UNIFORM GIFT TO MINORS- For residents of many states, shares may be held in the name of a custodian for the benefit of a minor under the Uniform Transfer to Minors Act. For residents in other states, shares may be held in a similar type of ownership under the Uniform Gift to Minors Act of the individual states. For either type of ownership, the minor is the actual owner of the shares with the adult custodian being responsible for the investment until the child reaches legal age.

On the first line, print the first name, middle initial and last name of the custodian, with the abbreviation "CUST" and "Unif Tran Min Act" or "Unif Gift Min Act" after the name. Print the first name, middle initial and last name of the minor on the second "NAME" line. Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state. For example, shares held by John Doe as custodian for Susan Doe under the Ohio Transfer to Minors Act will be abbreviated John Doe, CUST Susan Doe Unif Tran Min Act. OH. USE THE MINOR'S SOCIAL SECURITY NUMBER. Only one custodian and one minor may be designated.

CORPORATION/PARTNERSHIP- Corporation/Partnerships may purchase shares. Please provide the Corporation/Partnership's legal name and Tax I.D.

FIDUCIARY/TRUST- Generally, fiduciary relationships (such as trusts, estates, guardianships, etc.) are established under a form of trust agreement or pursuant to a court order. Without a legal document establishing a fiduciary relationship, your shares may not be registered in a fiduciary capacity.

Instructions: On the first "NAME" line, print the first name, middle initial and last name of the fiduciary if the fiduciary is an individual. If the fiduciary is a corporation, list the corporate title on the first "NAME" line. Following the name, print the fiduciary "title" such as trustee, executor, personal representative, etc.

On the second "NAME" line, print either the name of the maker, donor or testator OR the name of the beneficiary. Following the name, indicate the type of legal document establishing the fiduciary relationship (agreement, court order, etc.). In the blank after "Under Agreement Dated", fill in the date of the document governing the relationship. The date of the document need not be provided for a trust created by a will.

An example of fiduciary ownership of stock in the case of a trust is: John D. Smith, Trustee for Thomas A. Smith Trust Under Agreement Dated 06/09/87.

ITEM INSTRUCTION
--------------------------------------------------------------------------------

ITEMS 1 AND 2- Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $10.00 PER SHARE. THE MINIMUM PURCHASE IS 500 SHARES. The maximum amount any person may purchase is 50,000 shares. Ohio Legacy Corp. has reserved the right to reject all or any part of any subscription.

ITEM 3- Payment for shares may be made by check, bank draft or money order made payable to "CHAMPAIGN NATIONAL BANK & TRUST, TRUST NO. OLCB80N01" DO NOT MAIL CASH. Your funds will be returned promptly with interest if the offering is terminated. Payment may also be made by wire transfer to the Escrow Agent. The phone number of the Escrow Agent is (937) 653-1167. THE CONTACT PERSON IS STEPHEN J. WALL.

ITEM 4- Please check this box if you are a director, officer or employee of Ohio Legacy Corp. or a member of such person's immediate family.

ITEM 5- If purchasing through a broker/dealer please list the name, address and phone number in this box.

ITEMS 6- The stock transfer industry has developed a uniform system of shareholder registrations that we will use in the issuance of Ohio Legacy Corp. common stock. Print the name(s) in which you want the shares registered and the mailing address of the registration. Include the first name, middle initial and last name of the shareholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as "Mrs.", "Mr.", "Dr.", "special account", etc.

Enter the Social Security or Tax I.D. number of one registered owner. This registered owner must be listed on the first "NAME" line. Be sure to include your telephone number because we will need to contact you if we cannot execute your order as given. Review the Stock Ownership Guide and refer to the instructions for Uniform Gift to Minors/Uniform Transfer to Minors and Fiduciaries.

                                                       Appendix B

                                ESCROW AGREEMENT

         The Agreement is made and entered into as of ____________ __, 1999, by and among Champaign National Bank and Trust (the "Escrow Agent"), Charles Webb & Company (the "Underwriter"), and Ohio Legacy Corp (the "Company").

RECITALS

A. The Company proposes to offer for sale to investors through one or more registered broker-dealers up to 1,200,000 shares of common stock (the "Securities") at a price of $10.00 per share (the "Proceeds").

B. The Underwriter intends to sell the Securities as the Company's agent on a best-efforts part-or-none basis for 900,000 shares and on a best-efforts basis for the remaining Securities in a public offering (the "Offering").

C. The Company and the Underwriter desire to establish an escrow account in which funds received from subscribers will be deposited pending completion of the escrow period. Champaign National Bank and Trust agrees to serve as Escrow Agent in accordance with the terms and conditions set forth herein.

D. The term Selected Dealer as used herein shall include the Underwriter and other co-underwriters and/or other selected dealers as part of the selling group. All Selected Dealers shall be bound by this Agreement. However, for purposes of communications and directives, the Escrow Agent need only accept those signed by Charles Webb & Company.

AGREEMENT

Now therefore, in consideration of the foregoing, it is hereby agreed as follows:

1) Establishment of Escrow Account. On or prior to the date of the commencement of the offering, the parties shall establish an interest-bearing escrow account with the Escrow Agent, which escrow account shall be entitled OLCB Escrow Account. The Selected Dealer will instruct subscribers to make checks for subscriptions payable to the order of the Escrow Agent. Any checks received that are made payable to a party other than the Escrow Agent shall be returned to the Selected Dealer who submitted the check.

2) Escrow Period. The Escrow Period shall begin with the commencement of the Offering and shall terminate upon the earlier to occur of the following dates:

     a) The date upon which the Escrow Agent confirms that it has received in the Escrow Account gross proceeds of $9,000,000 in deposited funds (the "Minimum"); or

                                     1 of 5

     b) The expiration of 60 days from the date of commencement of the Offering (unless extended as permitted in the offering document for an additional 60 days by mutual written agreement between the Company and the Underwriter with a copy of such extension to the Escrow Agent); or

     c) The date upon which a determination is made by the Company and the Underwriter to terminate the offering prior to the sale of the Minimum.

     During the escrow period, the Company is aware and understands that it is not entitled to any funds received into escrow and no amounts deposited in the Escrow Account shall become the property of the Company or any other entity, or be subject to the debts of the Company or any other entity.

3) Deposits into the Escrow Account. The Selected Dealer agrees to direct subscribers to submit funds directly to the Escrow Agent in the form of wire transfer, check, draft, or money order for deposit in the Escrow Account. If the funds are instead delivered to the Selected Dealer, it shall promptly deliver all monies received from subscribers for the payment of the Securities to the Escrow Agent for deposit in the Escrow Account. For each subscriber, the Selected Dealer shall provide a written account of each sale, which account shall set forth, among other things, the subscriber's name and address, the subscriber's Taxpayer Identification Number, the number of securities purchased, and the amount paid therefor. All monies so deposited in the Escrow Account are hereinafter referred to as the "Escrow Amount".

4) Disbursements from the Escrow Account. In the event the Escrow Agent does not receive the Minimum deposits totaling $9,000,000 prior to the termination of the Escrow Period, the Escrow Agent shall refund to each subscriber the amount received from the subscriber, without deduction, penalty, or expense to the subscriber, and the Escrow Agent shall notify the Company and the Selected Dealer of its distribution of the funds. The purchase money returned to each subscriber shall be free and clear of any and all claims of the Company or any of its creditors.

     In the event the Escrow Agent does receive the Minimum prior to termination of the Escrow Period, in no event will the Escrow Amount be released to the Company until such amount is received by the Escrow Agent in collected funds. For purposes of this Agreement, the term "collected funds" shall mean all funds received by the Escrow Agent which have cleared normal banking channels and are in the form of cash.

     The Minimum may be met by funds that are deposited from the effective date of the offering up to an including the date on which the contingency must be met, i.e., during the Escrow Period. However, the escrow cannot be broken and the offering may not proceed to closing until customer checks have been collected through the normal banking channels in an aggregate amount sufficient to meet the Minimum. The Escrow Agent makes the determination as to when sufficient funds have been deposited and collected to break escrow. If the Minimum is met with checks



                                     2 of 5
     tendered on the last day of the Escrow Period and, subsequently, such checks fail to clear the banking system, thereby reducing the funds received by the escrow Agent to an amount less than that necessary to meet the Minimum, the offering contingency has not been met. In this event, the Escrow Agent must promptly return all funds to subscribers.

     In this connection, it should also be noted that purchases made after the Escrow Period has terminated, but prior to the date escrow is broken pending clearance of subscribers' funds, may not be subsequently counted to meet the Minimum should checks tendered prior to the termination of the Escrow Period fail to clear the banking system. Further, under Securities and Exchange Commission Rules 15c2-4 and 10b-9, a broker-dealer may not substitute its own good check for the check of a customer that has insufficient funds nor otherwise purchase to satisfy the offering contingency unless the broker-dealer is purchasing for investment prior to the termination of the Escrow Period and the offering document discloses the maximum amount of such potential purchase.

5) Collection Procedure. The Escrow Agent is hereby authorized to forward each check for collection and, upon collection of the proceeds of each check, deposit the collected proceeds in the Escrow Account. As an alternative, the Escrow Agent may telephone the bank on which the check is drawn to confirm that the check has been paid.

     Any check returned unpaid to the Escrow Agent shall be returned to the Selected dealer that submitted the check. In such cases, the Escrow Agent will promptly notify the Company of such return.

     If the Company rejects any subscription for which the Escrow Agent has already collected funds, the Escrow Agent shall promptly issue a refund check to the rejected subscriber. If the Company rejects any subscription for which the Escrow Agent has not yet collected funds but has submitted the subscriber's check for collection, the Escrow Agent shall promptly issue a check in the amount of the subscriber's check to the rejected subscriber after the Escrow Agent has cleared such funds. If the Escrow Agent has not yet submitted a rejected subscriber's check for collection, the Escrow Agent shall promptly remit the subscriber's check directly to the subscriber.

6) Investment of Escrow Amount. The Escrow Agent may invest the Escrow Amount in a deposit account issued by the Escrow Agent, as long as the maturity date of the account does not extend beyond the anticipated contingency occurrence date or, if the maturity date does extend beyond the anticipated contingency occurrence, the account can be closed without any dissipation of the offering proceeds invested.

7) Compensation of Escrow Agent. The Company shall pay the Escrow Agent a fee for its escrow services in an amount of $500. If it is necessary for the Escrow

                                     3 of 5

     Agent to return funds to the Purchasers of the Securities, the Company shall pay to the Escrow Agent an additional amount sufficient to reimburse it for the actual cost in disbursing such funds. However, no such fee, reimbursement for costs or expenses, indemnification for any damages incurred by the Escrow Agent, or any monies whatsoever shall be paid out of or chargeable to the funds on deposit in the Escrow Account.

8) Indemnification of the Escrow Agent. The Company and the Underwriter agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses which may be imposed upon the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties hereunder, by reason of any litigation arising from the agreement or involving the subject matter hereof of the funds deposited hereunder; provided, however, that such indemnity shall not extend to any of such losses, claims, damages, liabilities and expenses which are so imposed upon or incurred by the Escrow Agent by reason of its own negligence or willful misconduct.

     Notwithstanding any provision contained in this agreement to the contrary, the Escrow Agent, including its officers, directors, employees, and agents, shall:

     a) Have no responsibility to inquire into or determine the genuineness, authenticity, or sufficiency of any securities, checks, subscription agreements, confirmation of sales, or other documents or instruments submitted to it in connection with its duties under this agreement; and

     b) Be entitled to deem the signatories of any documents or instruments to it under this agreement as being those purported to be authorized to sign such documents or instruments on behalf of the parties thereto and shall be entitled to rely upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind.

9) Notices. All notices, requests, demands, and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight delivery service, or mailed first-class mail, postage prepaid to the other parties addressed to the address set forth below or to any other address hereafter designated by the party to whom notice is given.

10) Governing Law. All questions concerning the validity, intention, or meaning of this agreement or relating to the rights and obligations of the parties with respect to performance hereunder shall be construed and resolved under the laws of the State of Ohio.

11) Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute but one and the same instrument, and any party hereto may execute this agreement by signing any such counterpart.

                                     4 of 5

     OHIO LEGACY CORP
     305 West Liberty Street
     Wooster, OH  44691

     ------------------------------------
     By: H. Dwight Douce, President and Chief Executive Officer




     CHARLES WEBB & COMPANY
     211 Bradenton Avenue
     Dublin, OH  43017


     ------------------------------------
     By: Harold T. Hanley, III, Senior Vice President




     CHAMPAIGN NATIONAL BANK AND TRUST
     601 Scioto Street
     P.O. Box 48
     Urbana, OH  43078


     ------------------------------------
     By: Stephen J. Wall, Vice President and Trust Officer

                                     5 of 5

                              PART II TO FORM SB-2
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         As authorized by Section 1701.13(E) of the Ohio Revised Code, Section 29 of Ohio Legacy's Code of Regulations provides that directors and officers of Ohio Legacy may, under certain circumstances, be indemnified against expenses, including attorneys' fees, and from other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 29 also provides that directors and officers may also be indemnified against expenses, including attorneys' fees, incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

RECENT SALES OF UNREGISTERED SECURITIES

         In August 1999, as part of its initial capitalization Ohio Legacy sold 135 common shares at a price of $1,000 per share to its nine (9) organizing directors, totaling $135,000, in an offering exempt from registration under
Section 4(2) of the Securities Act. No underwriters were involved in the sale and no underwriting discounts or commissions were paid.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the estimated costs and expenses of Ohio Legacy in connection with the offering other than underwriting discounts or commissions.

         SEC Registration Fee                                            $ 4,000
         Legal Fees and Expenses                                          65,000
         Accounting Fees and Expenses                                     15,000
         Printing and Engraving Expenses                                  21,000
         Blue Sky Fees and Expenses                                       10,000
         Miscellaneous                                                    10,000
                                                                        --------
              Total                                                     $125,000

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A)   EXHIBITS

         The information required by this Item 21(a) is set forth in the Index to Exhibits accompanying this Registration Statement and is incorporated herein by reference.

(B)   FINANCIAL STATEMENT SCHEDULES

         The financial statement schedules listed below follow:

                                  UNDERTAKINGS

1. The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and,

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4. The Registrant will provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

6. The undersigned Registrant hereby undertakes that:

         (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wooster and State of Ohio on October 13, 1999.

                                    OHIO LEGACY CORP

                                    By: /s/ L. Dwight Douce
                                       ----------------------------------
                                             L. Dwight Douce,
                                             Chief Executive Officer and
                                             President
                                             (Principal Executive and
                                              Accounting Officer)






SIGNATURE                               TITLE
---------                               -----
/s/ L. Dwight Douce                     President, Chief Executive Officer
-------------------------------         and Director
L. Dwight Douce

/s/ Gregory Long*                       Director
-------------------------------
Gregory Long

/s/ Michael Meenan*                     Director
-------------------------------
Michael Meenan

/s/ Daniel H. Plumly*                   Director
-------------------------------
Daniel H. Plumly

/s/ D. William Allen*                   Director
-------------------------------
D. William Allen

/s/ Robert Belden*                      Director
-------------------------------
Robert Belden

/s/ J. Edward Diamond*                  Director
-------------------------------
J. Edward Diamond

/s/ Thomas Schervish*                   Director
-------------------------------
Thomas Schervish

/s/ Scott Fitzpatrick*                  Director
-------------------------------
Scott Fitzpatrick


* By L. Dwight Douce pursuant to a power of attorney dated September 30, 1999.

                                  EXHIBIT INDEX

Exhibit
  No.      Description
--------   -----------
      1    *Sales Agency Agreement.

     3.1   Form of Articles of Incorporation.

     3.2   Form of Code of Regulations.

     4     *Form of Ohio Legacy Corp common share certificate.

     5.1   Opinion of Squire, Sanders & Dempsey L.L.P.

    10.1   Omnibus Stock Option, Stock Ownership and Long Term Incentive Plan.

    10.2   *Form of Employment Agreement by and between Ohio Legacy Bank and
           L. Dwight Douce.

    10.3 *Form of Employment Agreement by and between Ohio Legacy Bank and Steven G. Pettit.

    10.4 Lease Agreement dated August 24, 1999 by and between Jack K. and Heidi M. Gant and Ohio Legacy Corp.

    10.5   *Form of Lease Agreement for Canton property.

     21    List of subsidiaries of Ohio Legacy Corp.

    23.1   Consent of Squire, Sanders & Dempsey L.L.P. (see Exhibit 5).

    23.2   Consent of Crowe, Chizek and Company L.L.P.

     24    Power of Attorney.

     27    Financial Data Schedule.

*   To be filed by amendment.